Filed Pursuant to Rule 424(b)(3)
Registration No. 333-237968

PROSPECTUS

13,082,707 Shares of Common Stock

This prospectus relates to the offer and sale, by the selling stockholders identified herein, of up to 13,082,707 shares (the Shares) of common stock, par value $0.001, of VistaGen Therapeutics, Inc., a Nevada corporation, (the Company), including 12,137,707 shares of common stock issuable upon exercise of certain warrants issued to the selling stockholders (the Warrants). The Shares and Warrants were issued by the Company to the selling stockholders in various private placement transactions that occurred from time to time between May 2015 and April 2020 (the Equity Transactions). See the section titled The Corporate Equity Transactions in this prospectus for a description of these Equity Transactions which resulted in the issuance of such Warrants.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways, and the prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will bear the costs relating to the registration of these shares. See Plan of Distribution for more information about how the selling stockholders may sell the shares of common stock being registered pursuant to this prospectus.

Our common stock is currently listed on The Nasdaq Capital Market under the symbol “VTGN”. On May 8, 2020, the last reported sale price of our common stock on The Nasdaq Capital Market was $0.42 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under “Risk Factors” beginning on page 6 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 13, 2020.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. Before deciding to invest in our common stock, you should read this entire prospectus carefully, including the sections of this prospectus entitled “Risk Factors” and our consolidated financial statements and related notes incorporated by reference in this prospectus. Unless the context otherwise requires, the words “VistaGen Therapeutics, Inc.” “VistaGen,” “we,” “the Company,” “us” and “our” refer to VistaGen Therapeutics, Inc., a Nevada corporation. “VistaStem Therapeutics, Inc.” and “VistaGen California” refer to our wholly owned subsidiary, VistaGen Therapeutics, Inc., a California corporation doing business as VistaStem Therapeutics, Inc.

Business Overview

We are a multi-asset, clinical-stage biopharmaceutical company committed to developing differentiated new generation medications for anxiety, depression and other central nervous system (CNS) diseases and disorders with high unmet need. Our pipeline includes three clinical-stage CNS drug candidates, each with a differentiated mechanism of action, an exceptional safety profile in all clinical studies to date, and therapeutic potential in multiple CNS markets. We aim to become a fully-integrated biopharmaceutical company that develops and commercializes innovative CNS therapies for large and growing mental health and neurology markets where current treatments are inadequate to meet the needs of millions of patients and caregivers worldwide.

PH94B Neuroactive Nasal Spray for Anxiety-related Disorders

PH94B neuroactive nasal spray is an odorless, first-in-class, fast-acting synthetic neurosteroid with therapeutic potential in a wide range of neuropsychiatric indications involving anxiety or phobia. Conveniently self-administered in microgram doses without systemic exposure, we are initially developing PH94B as a potential fast-acting, non-sedating, non-addictive new generation treatment of social anxiety disorder (SAD). SAD affects over 20 million Americans and, according to the National Institutes of Health (NIH), is the third most common psychiatric condition after depression and substance abuse. A person with SAD feels symptoms of anxiety or fear in certain social situations, such as meeting new people, dating, being on a job interview, answering a question in class, or having to talk to a cashier in a store. Doing everyday things in front of people - such as eating or drinking in front of others or using a public restroom - also causes anxiety or fear. A person with SAD is afraid that he or she will be humiliated, judged, and rejected.  The fear that people with SAD have in social situations is so strong that they feel it is beyond their ability to control. As a result, SAD gets in the way of going to work, attending school, or doing everyday things in situations with potential for interpersonal interaction. People with SAD may worry about these and other things for weeks before they happen. Sometimes, they end up staying away from places or events where they think they might have to do something that will embarrass or humiliate them.  Some people with SAD have performance anxiety. They feel physical symptoms of fear and anxiety in performance situations, such as giving a lecture, a speech or a presentation at school or work, as well as playing a sports game, or dancing or playing a musical instrument on stage.  Without treatment, SAD can last for many years or a lifetime and prevent a person from reaching his or her full potential.

Only three drugs, all oral antidepressants (ADs), are approved by the U.S Food and Drug Administration (FDA) specifically for treatment of SAD. These FDA-approved chronic ADs have slow onset of therapeutic effect (often taking many weeks to months) and significant side effects (often beginning soon after administration). Slow onset of effect, chronic administration and significant side effects may make the FDA-approved ADs inadequate or inappropriate treatment alternatives for many individuals affected by SAD episodically. VistaGen’s PH94B is fundamentally differentiated from all current anxiolytics, including all ADs approved by the FDA for treatment of SAD. Intranasal self-administration of only approximately 3.2 micrograms of PH94B binds to nasal chemosensory receptors that, in turn, activate key neural circuits in the brain that lead to rapid suppression of fear and anxiety. In Phase 2 and pilot Phase 3 clinical studies to date, PH94B has not shown psychological side effects (such as dissociation or hallucinations), systemic exposure, sedation or other side effects and safety concerns that may be caused by the current ADs approved by the FDA for treatment of SAD, as well as by benzodiazepines and beta blockers, which are not approved by the FDA to treat SAD but which may be prescribed by psychiatrists and physicians for treatment of SAD on an off-label basis.

In a peer-reviewed, published double-blind, placebo-controlled Phase 2 clinical trial, PH94B neuroactive nasal spray was significantly more effective than placebo in reducing both public-speaking (performance) anxiety (p=0.002) and social interaction anxiety (p=0.009) in laboratory challenges of individuals with SAD within 15 minutes of self-administration of a non-systemic 1.6 microgram dose of PH94B.  Based on its novel mechanism of pharmacological action, rapid-onset of therapeutic effects and exceptional safety and tolerability profile in Phase 2 and pilot Phase 3 clinical trials to date, we are preparing for Phase 3 clinical development of PH94B for treatment of SAD in adults. Our goal is to develop and commercialize PH94B as the first FDA-approved, fast-acting, on-demand, at-home treatment for SAD. Additional potential anxiety-related neuropsychiatric indications for PH94B include general anxiety disorder, peripartum anxiety (pre- and post-partum anxiety), preoperative or pre-testing (e.g., pre-MRI) anxiety, panic disorder, post-traumatic stress disorder and specific social phobias. The FDA has granted Fast Track designation for development of our PH94B neuroactive nasal spray for on-demand treatment of SAD, the FDA’s first such designation for a drug candidate for SAD.

In addition to development of PH94B as a potential treatment for SAD, we announced plans in April 2020 to expand clinical development of PH94B to include treatment of adjustment disorder, an emotional or behavioral reaction considered excessive or out of proportion to a stressful event or major life change, occurring within three months of the stressor, and/or significantly impairing a person’s social, occupational and/or other important areas of functioning. We plan to submit our proposed protocol for an exploratory Phase 2a study of PH94B for treatment of adjustment disorder due to stressors related to the COVID-19 pandemic to the FDA through the Coronavirus Treatment Acceleration Program (CTAP). The proposed Phase 2 study will be conducted in New York City on an open-label basis and involve approximately 30 subjects suffering from adjustment disorder with anxiety from stressors related to the pandemic.

PH10 Neuroactive Nasal Spray for Depression and Suicidal Ideation

PH10 neuroactive nasal spray is an odorless, first-in-class, fast-acting synthetic neurosteroid with therapeutic potential in a wide range of neuropsychiatric indications involving depression and suicidal ideation. Conveniently self-administered in microgram doses without systemic exposure, we are initially developing PH94B as a potential fast-acting, non-sedating, non-addictive new generation treatment of major depressive disorder (MDD).

Depression is a serious medical illness and a global public health concern that can occur at any time over a person's life. While most people will experience depressed mood at some point during their lifetime, MDD is different. MDD is the chronic, pervasive feeling of utter unhappiness and suffering, which impairs daily functioning. Symptoms of MDD include diminished pleasure or loss of interest in activities, changes in appetite that result in weight changes, insomnia or oversleeping, psychomotor agitation, loss of energy or increased fatigue, feelings of worthlessness or inappropriate guilt, difficulty thinking, concentrating or making decisions, and thoughts of death or suicide and attempts at suicide. Current FDA-approved medications available in the multi-billion-dollar global AD market often fall far short of satisfying the unmet medical needs of millions suffering from the debilitating effects of depression.

While current FDA-approved ADs are widely used, about two-thirds of patients with MDD do not respond to their initial AD treatment. Inadequate response to current ADs is among the key reasons MDD is one of the leading public health concerns in the United States, creating a significant unmet medical need for new agents with fundamentally different mechanisms of action and side effect and safety profiles.

PH10 is a new generation antidepressant with a mechanism of action that is fundamentally different from all current ADs. After self-administration, a non-systemic microgram-level dose of PH10 binds to nasal chemosensory receptors that, in turn, activate key neural circuits in the brain that can lead to rapid-onset antidepressant effects, but without the psychological side effects (such as dissociation and hallucinations) or safety concerns that maybe be caused by ketamine-based therapy (KBT), including intravenous ketamine or esketamine nasal spray, or the significant side effects of current ADs. In an exploratory 30-patient Phase 2a clinical trial, PH10, self-administered at a dose of 6.4 micrograms, was well-tolerated and demonstrated significant (p=0.022) rapid-onset antidepressant effects, which were sustained over an 8-week period, as measured by the Hamilton Depression Rating Scale (HAM-D), without side effects or safety concerns that may be caused by KBT. Based on positive results from this exploratory Phase 2a study, we are preparing for Phase 2b clinical development of PH10 in MDD. With its exceptional safety profile during clinical development to date, we believe PH10, as a convenient at-home therapy, has potential for multiple applications in global depression markets, including as a stand-alone front-line therapy for MDD, as an add-on therapy to augment current FDA-approved ADs for patients with MDD who have an inadequate response to standard ADs, and to prevent relapse following successful treatment with KBT.

AV-101, an Oral NMDA Receptor Antagonist

AV-101 (4-Cl-KYN) targets the NMDAR (N-methyl-D-aspartate receptor), an ionotropic glutamate receptor in the brain. Abnormal NMDAR function is associated with numerous CNS diseases and disorders. AV-101 is an oral prodrug of 7-chloro-kynurenic acid (7-Cl-KYNA), which is a potent and selective full antagonist of the glycine co-agonist site of the NMDAR that inhibits the function of the NMDAR. Unlike ketamine and many other NMDAR antagonists, 7-Cl-KYNA is not an ion channel blocker. In all studies to date, AV-101 has exhibited no dissociative or hallucinogenic psychological side effects or safety concerns similar to those that may be caused by amantadine and KBT. With its exceptionally few side effects and excellent safety profile, AV-101 has potential to be a differentiated oral, new generation treatment for multiple large-market CNS indications where current treatments are inadequate to meet high unmet patient needs. The FDA has granted Fast Track designation for development of AV-101 as both a potential adjunctive treatment for MDD and as a non-opioid treatment for neuropathic pain.

We recently completed a double-blind, placebo-controlled, multi-center Phase 2 clinical trial of AV-101 as a potential adjunctive treatment, together with a standard FDA-approved oral AD (either a selective serotonin reuptake inhibitor (SSRI) or a serotonin norepinephrine reuptake inhibitor (SNRI)), in MDD patients who had an inadequate response to a stable dose of a standard AD (the Elevate Study). Topline results of the Elevate Study (n=199) indicated that the AV-101 treatment arm (1440 mg) did not differentiate from placebo on the primary endpoint (change in the Montgomery-Åsberg Depression Rating Scale (MADRS-10) total score compared to baseline), potentially due to sub-therapeutic levels of 7-Cl-KYNA in the brain. As in prior clinical studies, AV-101 was well tolerated, with no psychotomimetic side effects or drug-related serious adverse events.

Recent discoveries from successful AV-101 preclinical studies suggest that there is a substantially increased brain concentration of AV-101 and its active metabolite, 7-Cl-KYNA, when AV-101 is given together with probenecid, a safe and well-known oral anion transport inhibitor used to treat gout. These surprising effects were first revealed in our recent preclinical studies, although they are consistent with well-documented clinical studies of probenecid increasing the therapeutic benefits of several unrelated classes of approved drugs, including certain antibacterial, anticancer and antiviral drugs. When probenecid was administered adjunctively with AV-101 in an animal model, substantially increased brain concentrations of both AV-101 (7-fold) and of 7-Cl-KYNA (35-fold) were discovered. We also recently identified that some of the same kidney transporters that reduce drug concentrations in the blood, by excretion in the urine, are also found in the blood brain barrier and function to reduce 7-Cl-KYNA levels in the brain by pumping it out of the brain and back into the blood. In the recent preclinical studies with AV-101 and probenecid, we discovered that blocking those transporters in the blood brain barrier with probenecid resulted, as noted above, in a substantially increased brain concentration of 7-Cl-KYNA. This 7-Cl-KYNA efflux-blocking effect of probenecid, with the resulting increased brain levels and duration of 7-Cl-KYNA, suggests the potential impact of AV-101 with probenecid could result in far more profound therapeutic benefits for patients with MDD and other NMDAR-focused CNS diseases and disorders than demonstrated in the Elevate Study. Some of the new discoveries from our recent AV-101 preclinical studies with adjunctive probenecid were presented by a collaborator of VistaGen at the British Pharmacological Society’s Pharmacology 2019 annual conference in Edinburgh, UK in December 2019.

In addition, a Phase 1b target engagement study completed after the Elevate Study by the Baylor College of Medicine (Baylor) with financial support from the U.S. Department of Veterans Affairs (VA), involved 10 healthy volunteer U.S. military Veterans who received single doses of AV-101 (720 mg or 1440 mg) or placebo, in a double-blind, randomized, cross-over controlled trial. The primary goal of the study was to identify and define a dose-response relationship between AV-101 and multiple electrophysiological (EEG) biomarkers related to NMDAR function, as well as blood biomarkers associated with suicidality (the Baylor Study). The findings from the Baylor Study suggest that, in healthy Veterans, the higher dose of AV-101 (1440 mg) was associated with dose-related increase in the 40 Hz Auditory Steady State Response (ASSR), a robust measure of the integrity of inhibitory interneuron synchronization that is associated with NMDAR inhibition. Findings from the successful Baylor Study were presented at the 58th Annual Meeting of the American College of Neuropsychopharmacology (ACNP) in Orlando, Florida in December 2019.

The successful Baylor Study and the recent discoveries in our preclinical studies involving AV-101 and adjunctive probenecid suggest that it may be possible to increase therapeutic concentrations and duration of 7-Cl-KYNA in the brain, and thus increase NMDAR antagonism in MDD patients with an inadequate response to standard ADs when AV-101 and probenecid are combined. During 2020, we plan to conduct additional AV-101 preclinical studies with adjunctive probenecid to evaluate its potential applicability to MDD, suicidal ideation and other NMDAR-focused CNS indications for which we have existing preclinical data with AV-101 as a monotherapy, including epilepsy, levodopa-induced dyskinesia, and neuropathic pain, to determine the most appropriate path forward for potential future clinical development and commercialization of AV-101.

VistaStem Therapeutics – Stem Cell Technology for Drug Rescue and Regenerative Medicine

In addition to our current CNS drug candidates, we have stem cell technology-based, pipeline-enabling programs through our wholly-owned subsidiary, VistaStem Therapeutics (VistaStem). VistaStem is focused on applying human pluripotent stem cell (hPSC) technologies, including our customized cardiac bioassay system, CardioSafe 3D, to discover and develop small molecule New Chemical Entities (NCEs) for our CNS pipeline or out-licensing. In addition, VistaStem’s stem cell technologies involving hPSC-derived blood, cartilage, heart and liver cells have multiple potential applications in the cell therapy (CT) and regenerative medicine (RM) fields.

To advance potential CT and RM applications of VistaStem’s hPSC technologies related to heart cells, we licensed to BlueRock Therapeutics LP, a next generation CT/RM company formed jointly by Bayer AG and Versant Ventures, rights to develop and commercialize certain proprietary technologies relating to the production of cardiac stem cells for the treatment of heart disease. As a result of its acquisition of BlueRock Therapeutics in 2019, Bayer AG now holds rights to develop and commercialize VistaStem’s hPSC technologies relating to the production of heart cells for the treatment of heart disease (the Bayer Agreement).  In a manner similar to the Bayer Agreement, we may pursue additional collaborations involving rights to develop and commercialize VistaStem’s hPSC technologies for production of blood, cartilage, and/or liver cells for CT and RM applications, including, among other indications, treatment of arthritis, cancer and liver disease.

Corporate Information

VistaGen Therapeutics, Inc., a Nevada corporation, is the parent of VistaGen Therapeutics, Inc. (dba VistaStem Therapeutics, Inc.), a wholly owned California corporation founded in 1998. Our principal executive offices are located at 343 Allerton Avenue, South San Francisco, California 94080, and our telephone number is (650) 577-3600. Our website address is www.vistagen.com. The information contained on our website is not part of this prospectus supplement or the accompanying prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

The Offering

Shares of common stock offered by the selling stockholders	13,082,707 shares of common stock, par value $0.001 per share, including 12,137,707 shares of common stock issuable upon exercise of certain outstanding common stock purchase warrants (the Warrants)

Shares of common stock outstanding before this offering	49,938,042 shares of common stock, which amount includes the Shares that may be offered and sold by the selling stockholders identified herein.

Shares of common stock to be outstanding after giving effect to the issuance of 12,137,707 shares issuable upon exercise of the Warrants registered hereunder	62,075,749 shares of common stock.

Use of proceeds
We will receive no proceeds from the sale of shares of common stock by the selling stockholders in this offering. We may receive proceeds upon cash exercises, if any, of the Warrants. See Use of Proceeds.

Terms of this offering
The selling stockholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Nasdaq symbol	Our common stock is listed on The Nasdaq Capital Market under the symbol “VTGN”.

Risk Factors
Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described in or incorporated by reference under the heading “Risk Factors” in this prospectus, the documents we have incorporated by reference herein, and under similar headings in other documents filed after the date hereof and incorporated by reference into this prospectus. See Incorporation of Certain Information by Reference and Where You Can Find More Information.

Unless otherwise noted, the number of shares of our common stock prior to and after this offering is based on 49,938,042 shares outstanding as of May 8, 2020 and excludes:

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750,000 shares of common stock reserved for issuance upon conversion of 500,000 shares our Series A Preferred Stock held by one institutional investor and one accredited individual investor;

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1,160,240 shares of common stock reserved for issuance upon conversion of 1,160,240 shares of our Series B 10% Convertible Preferred Stock held by two institutional investors;

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2,318,012 shares of common stock reserved for issuance upon conversion of 2,318,012 shares of our Series C Convertible Preferred Stock held by one institutional investor;

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26,680,281 shares of common stock that have been reserved for issuance upon exercise of outstanding warrants, with a weighted average exercise price of $1.64 per share;

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11,808,088 shares of common stock reserved for issuance upon exercise of outstanding stock options under our 2016 Equity Incentive Plan and our 2019 Omnibus Equity Incentive Plan, with a weighted average exercise price of $1.22 per share;

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4,925,162 shares of common stock reserved for future issuance in connection with future grants under our 2019 Omnibus Equity Incentive Plan; and

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1,000,000 shares of common stock reserved for future issuance in connection with future sales under our 2019 Employee Stock Purchase Plan.

RISK FACTORS

Our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and our Quarterly Report on Form 10-Q for the quarters ended June 30, 2019, September 30, 2019 and December 31, 2019, which are incorporated by reference into this prospectus, as well as our other filings with the SEC, include material risk factors relating to our business. Those risks and uncertainties are not the only risks and uncertainties that we face. Additional risks and uncertainties that are not presently known to us or that we currently deem immaterial or that are not specific to us, such as general economic conditions, may also materially and adversely affect our business and operations. If any of those risks and uncertainties actually occur, our business, financial condition or results of operations could be harmed substantially. In such a case, you may lose all or part of your investment. You should carefully consider the risks and uncertainties described below and incorporated by reference herein, and all other information contained in or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, before making an investment decision with respect to our common stock.

Risks Related to this Offering

Our stock price may be volatile, and you may not be able to resell shares of our common stock at or above the price you paid.

The public trading price for our common stock can be affected by a number of factors, including:

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plans for, progress of or results from nonclinical and clinical development activities related to our product candidates;

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the failure of the FDA or other regulatory authority to approve our product candidates;

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announcements of new products, technologies, commercial relationships, acquisitions or other events by us or our competitors;

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the success or failure of other CNS therapies;

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regulatory or legal developments in the U.S. and other countries;

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announcements regarding our intellectual property portfolio;

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failure of our product candidates, if approved, to achieve commercial success;

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fluctuations in stock market prices and trading volumes of similar companies;

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variations in our quarterly operating results;

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changes in our financial guidance or securities analysts’ estimates of our financial performance;

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sales or purchases of large blocks of our common stock, including sales or purchases by our executive officers, directors and significant stockholders;

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establishment of short positions by holders or non-holders of our stock;

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additions or departures of key personnel;

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discussion of us or our stock price by the press and by online investor communities; and

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general market conditions and overall fluctuations in U.S. equity markets, including fluctuations attributable to the recent outbreak of the novel coronavirus (COVID-19);

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conditions that are outside of our control, such as the impact of health and safety concerns from the current outbreak of COVID-19 or other unforeseeable circumstances; and

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other risks and uncertainties described in these risk factors and the risk factors incorporated into this prospectus by reference.

In recent years, the stock markets generally and the stock prices of many companies in the pharmaceutical industry have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may significantly affect the market price of our common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our common stock shortly following this offering. If the market price of shares of our common stock does not ever exceed the price at which shares are acquired under the Purchase Agreement, you may not be able to resell shares of our common stock at or above the price you paid.

Future sales and issuances of our common stock or other securities may result in significant dilution and could cause the price of our common stock to decline.

To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. These sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

In addition, sales of a substantial number of shares of our outstanding common stock in the public market could occur at any time. Certain of our stockholders, including certain of the selling stockholders, hold a substantial number of our common stock that many of them are now able to sell in the public market. Sales of stock by these stockholders could have a material adverse effect on the trading price of our common stock.

We cannot predict what effect, if any, sales of our shares in the public market or the availability of shares for sale will have on the market price of our common stock. However, future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding warrants or options, or the perception that such sales may occur, could adversely affect the market price of our common stock.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus, other than statements of historical facts, are forward-looking statements including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

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the availability of capital to satisfy our working capital requirements;

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the accuracy of our estimates regarding expenses, future revenues and capital requirements;

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our plans to develop and commercialize our any of our current product candidates;

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our ability to initiate and complete our clinical trials and to advance our product candidates into additional clinical trials, including pivotal clinical trials, and successfully complete such clinical trials;

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regulatory developments in the U.S. and foreign countries;

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the performance of our third-party contractors involved with the manufacturer and production of our drug candidates for nonclinical and clinical development activities, contract research organizations and other third-party nonclinical and clinical development collaborators and regulatory service providers;

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our ability to obtain and maintain intellectual property protection for our core assets;

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the size of the potential markets for our product candidates and our ability to serve those markets;

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the rate and degree of market acceptance of our product candidates for any indication once approved;

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the success of competing products and product candidates in development by others that are or become available for the indications that we are pursuing;

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the loss of key scientific, clinical and nonclinical development, and/or management personnel, internally or from one of our third-party collaborators; and

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other risks and uncertainties, including those described under Item 1A, “ Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and subsequent Quarterly Reports on Form 10-Q, which risk factors are incorporated herein by reference.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus, as well as certain information incorporated by reference into this prospectus, that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

THE CORPORATE EQUITY TRANSACTIONS

From inception in May 1998 through April 2020, the Company has financed its operations, in part, through the issuance and sale of equity and debt securities during which the Shares and essentially all of the Warrants were issued, as well as through government research grant awards, strategic collaboration payments, intellectual property licenses and other revenues, and in-kind benefits from agreements for government-sponsored and directly-funded clinical trials. Additionally, the Company has issued equity securities, including certain of the Warrants, in noncash settlement of liabilities for professional services rendered to it or as compensation for such services.

Information about the transactions resulting in the issuance of the Shares and Warrants follows below:

2014 Unit Private Placement

Between March 2014 and May 14, 2015, in private placement transactions, we entered into securities purchase agreements with accredited investors for the 2014 Unit Private Placement pursuant to which we sold 2014 Units to such accredited investors for aggregate cash proceeds of $3,413,500, consisting of (i) 2014 Unit Notes in the aggregate face amount of $3,413,500 due between March 31, 2015 and May 15, 2015 or automatically convertible into securities issuable upon our consummation of a Qualified Financing, as defined in the notes; (ii) an aggregate of 315,850 restricted shares of our common stock; and (iii) 2014 Unit Warrants exercisable through December 31, 2016 to purchase an aggregate of 307,100 restricted shares of our common stock at an exercise price of $10.00 per share. The expiration date of the 2014 Unit Warrants was subsequently extended until May 2020 and certain of the 2014 Unit Warrants were subsequently exchanged for unregistered shares of our common stock.

Warrants exercisable for an aggregate total of 60,531 shares of common stock are included in this prospectus that were originally issued as a part of the 2014 Unit Warrants.

Series B Preferred Unit Offering

Between May 2015 and May 2016, in self-placed private placement transactions, we sold to accredited investors an aggregate of $5,303,800 of units in our Series B Preferred Unit offering, which units consisted of Series B Preferred stock and Series B Warrants (together Series B Preferred Units) (the Series B Preferred Unit Offering). We issued 757,692 shares of Series B Preferred stock and Series B Warrants to purchase 757,692 shares of our common stock.

Warrants exercisable for an aggregate total of 68,287 shares of common stock are included in this prospectus that were originally issued as a part of the Series B Preferred Units.

Common Stock and Warrants Issued in Spring 2017 Private Placement

Between March 2017 and June 2017, in self-placed private placement transactions, we sold to accredited investors units, at a purchase price of $2.00 per unit, consisting of an aggregate of 495,001 unregistered shares of our common stock and warrants, exercisable through April 2021, to purchase an aggregate of 495,001 unregistered shares of our common stock at a weighted average exercise price of $3.99 per share (the Spring 2017 Private Placement Warrants). The purchaser of the units has no registration rights with respect to the shares of common stock, warrants or the shares of common stock issuable upon exercise of the warrants comprising the units sold. The warrants are not exercisable until six months and one day following the date of issuance. We received aggregate cash proceeds of $987,800 in connection with these self-placed private placement transactions.

Warrants exercisable for an aggregate total of 482,501 shares of common stock are included in this prospectus that were originally issued as Spring 2017 Private Placement Warrants.

Common Stock and Warrants Issued in August 2017 Private Placement

During August 2017, in a self-placed private placement transaction, we sold to an accredited investor units consisting of 28,572 shares of our unregistered common stock and warrants exercisable through April 30, 2021 to purchase 28,572 unregistered shares of our common stock at an exercise price of $4.00 per share (the August 2017 Private Placement Warrants). The purchaser of the units has no registration rights with respect to the shares of common stock, warrants or the shares of common stock issuable upon exercise of the warrants comprising the units sold. The warrants are not exercisable until six months and one day following the date of issuance. We received cash proceeds of $50,000 from this sale of our securities, and the entire amount of the proceeds was credited to stockholders’ equity.

Warrants exercisable for an aggregate total of 28,572 shares of common stock are included in this prospectus that were originally issued as August 2017 Private Placement Warrants.

Common Stock and Warrants Issued in November 2017 Private Placement

In November 2017, in a self-placed private placement transaction, we sold to an accredited investor units consisting of 150,000 shares of our unregistered common stock and warrants exercisable through November 30, 2021 to purchase 150,000 unregistered shares of our common stock at an exercise price of $2.00 per share (the November 2017 Private Placement Warrants). The purchaser of the units has no registration rights with respect to the shares of common stock, warrants or the shares of common stock issuable upon exercise of the warrants comprising the units sold. The warrants are not exercisable until six months and one day following the date of issuance. We received cash proceeds of $150,000 from this sale of our securities, and the entire amount of the proceeds was credited to stockholders’ equity.

Warrants exercisable for an aggregate total of 150,000 shares of common stock are included in this prospectus that were originally issued as November 2017 Private Placement Warrants.

Common Stock and Warrants Issued in Summer 2018 Private Placement

Between June 2018 and October 2018, we completed a self-placed private placement with accredited investors, pursuant to which we sold units, at a purchase price of $1.25 per unit, consisting of 4,605,000 unregistered shares of our common stock and warrants, exercisable through February 28, 2022, to purchase 4,605,000 unregistered shares of our common stock at an exercise price of $1.50 per share (the Summer 2018 Private Placement Warrants) (the Summer 2018 Private Placement). The purchasers of the units have no registration rights with respect to the shares of common stock, warrants or the shares of common stock issuable upon exercise of the warrants comprising the units sold. The warrants are not exercisable until at least six months and one day following the date of issuance. We received aggregate cash proceeds of $5,756,200 in connection with the Summer 2018 Private Placement and the entire amount of the proceeds was credited to stockholders’ equity.

Following the Winter 2019 Warrant Modification, described below, investors holding a total of 820,000 warrants issued in the Summer 2018 Private Placement elected to exercise their warrants at the reduced price of $0.50 per share, resulting in proceeds to us of $410,000.

An aggregate of 820,000 shares of common stock issued upon exercise of Summer 2018 Private Placement Warrants are included in this prospectus. Additionally, warrants exercisable for an aggregate total of 3,898,800 shares of common stock are included in this prospectus that were originally issued as Summer 2018 Private Placement Warrants.

Common Stock and Warrants Issued in Fall 2018 Private Placement

The Summer 2018 Private Placement was oversubscribed. To accommodate additional investor interest, during October 2018, we accepted subscription agreements from accredited investors, pursuant to which we sold to such investors units, at a unit purchase price equal to $0.15 above the closing quoted market price of our common stock on the Nasdaq Capital Market on the effective date of the investor’s subscription agreement, consisting of an aggregate of 420,939 unregistered shares of our common stock and four-year, immediately exercisable warrants to purchase 420,939 unregistered shares of our common stock at a per share exercise price equal to the closing quoted market price of our common stock on the Nasdaq Capital Market on the effective date of the investor’s subscription agreement (the Fall 2018 Private Placement Warrants)(the Fall 2018 Private Placement). The purchasers of the units have no registration rights with respect to the shares of common stock, warrants or the shares of common stock issuable upon exercise of the warrants comprising the units sold. We received aggregate cash proceeds of $812,500 in connection with the Fall 2018 Private Placement and settled an outstanding professional service payable by accepting a subscription agreement in the amount of $40,000 and issuing the corresponding number of shares of common stock and warrants.

Warrants exercisable for an aggregate total of 420,939 shares of common stock are included in this prospectus that were originally issued as Fall 2018 Private Placement Warrants.

Fall 2019 Private Placement

Between October 30, 2019 and November 7, 2019, in a self-placed private placement and pursuant to subscription agreements received from certain accredited investors, we sold to such investors units, at a purchase price of $1.00 per unit, consisting of an aggregate of 650,000 unregistered shares of our common stock and warrants, exercisable beginning six months and one day following issuance and through November 1, 2023, to purchase 325,000 unregistered shares of our common stock at an exercise price of $2.00 per share (the Fall 2019 Private Placement). We received cash proceeds of $650,000 from the Fall 2019 Private Placement.

Warrants exercisable for an aggregate total of 650,000 shares of common stock are included in this prospectus that were originally issued as Fall 2019 Private Placement Warrants.

Winter 2019 Warrant Modification

On December 4, 2019, we modified outstanding warrants previously issued as a part of completed private placements, including those issued in the transactions described above, to temporarily reduce, for a period of two years or, if sooner, until the expiration of the warrant, the exercise price of such warrants to $0.50 per share, in order to more closely align the exercise price of the warrants with the trading price of our common stock at such time (the Winter 2019 Warrant Modification). Following the two-year period during which the exercise price is reduced, the exercise price of each modified warrant will revert to its pre-modification price. As a result of the Winter 2019 Warrant Modification, outstanding warrants to purchase a total of approximately 6.6 million unregistered shares of our common stock were modified.

Winter 2019 Warrant Offering

In December 2019, we completed a self-placed private placement of warrants to purchase unregistered shares of our common stock at an offering price of $0.15 per warrant (the Winter 2019 Warrant Offering). Warrants offered and sold in the Winter 2019 Warrant Offering have an exercise price of $0.50 per share and term of three years from the issuance date. We sold warrants to purchase a total of 2.0 million unregistered shares of our common stock for cash proceeds to us of $300,000.

Warrants exercisable for an aggregate total of 2,000,000 shares of common stock are included in this prospectus that were originally issued in the Winter 2019 Warrant Offering.

Registered Direct Offering of Common Stock and Concurrent Warrant Offering

On January 24, 2020, we entered into a securities purchase agreement with certain accredited investors pursuant to which we received gross cash proceeds of $2.75 million upon the sale of an aggregate of 3,870,077 shares of our common stock at a purchase price of $0.71058 per share (the January 2020 Registered Direct Offering). Concurrently with the January 2020 Offering, we also commenced a private placement in which we issued and sold warrants (the January 2020 Private Placement Warrants) exercisable for an aggregate of 3,870,077 unregistered shares of our common stock, having an exercise price of $0.73 per warrant share. The 3,870,077 shares of common stock sold in the January 2020 Offering (but not the January 2020 Private Placement Warrants or the shares underlying the warrants) were offered and sold pursuant to a prospectus, dated September 30, 2019, and a prospectus supplement dated January 24, 2020, in connection with a takedown from our shelf registration statement on Form S-3 (File No. 333-234025).

Warrants exercisable for an aggregate total of 3,870,077 shares of common stock are included in this prospectus that were originally issued as January 2020 Private Placement Warrants.

April 2020 Private Placement

On April 23, 2020, in a self-placed private placement and pursuant to a subscription agreement received from an accredited investor, we sold to such investor units, at a purchase price of $0.40 per unit, consisting of an aggregate of 125,000 unregistered shares of our common stock and warrants, exercisable beginning six months and one day following issuance and through April 30, 2024, to purchase 125,000 unregistered shares of our common stock at an exercise price of $0.50 per share (the April 2020 Private Placement). We received cash proceeds of $50,000 from the April 2020 Private Placement.

A total of 125,000 Shares and Warrants exercisable for an aggregate total of 125,000 shares of common stock are included in this prospectus that were originally issued in connection with the April 2020 Private Placement.

Issuance of Warrants to Professional Services Providers

We have periodically issued warrants to certain professional services providers as full or partial compensation for services they render to us. In March 2016, in private placement transactions, we issued five-year warrants to purchase an aggregate of 230,000 unregistered shares of our common stock at an exercise price of $8.00 per share to various scientific, legal and strategic advisory service providers (the March 2016 Consultant Service Warrants). During the quarter ended September 30, 2018, in private placement transactions, we issued four-year warrants to purchase an aggregate of 288,000 unregistered shares of our common stock at an exercise price of $1.50 per share for investor relations and corporate awareness services ( the Summer 2018 Consultant Service Warrants). Both the March 2016 Consultant Service Warrants and the Summer 2018 Consultant Service Warrants were included in the Winter 2019 Warrant Modification.

Warrants exercisable for an aggregate total of 185,000 shares and 198,000 shares of common stock are included in this prospectus that were originally issued as March 2016 Consultant Service Warrants and Summer 2018 Consultant Service Warrants, respectively.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders identified in the table below of Shares and shares of common stock issuable upon exercise of the Warrants. The selling stockholders may, from time to time, offer and sell pursuant to this prospectus any or all of the Shares and shares of common stock acquired upon exercise of the Warrants. The selling stockholders may sell some, all or none of the shares registered by the registration statement of which this prospectus forms a part. We do not know how long the selling stockholders will hold the Shares before selling them or if the selling stockholders will exercise any of the Warrants, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares. For more information about the transactions pursuant to which the selling stockholders acquired the Shares and the Warrants, please see the section titled The Corporate Equity Transactions above.

The following table presents information regarding the selling stockholders and the Shares and shares of common stock issuable upon exercise of the Warrants that they may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholders and reflects their holdings as of April 27, 2020. Unless otherwise indicated below, none of the selling stockholders nor any of their affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

		Securities Offered Pursuant to this Prospectus		Shares Beneficially Owned After Offering (3)(4)
Name of Selling Stockholder (1)	Shares Beneficially Owned Prior to the Offering (2)	Shares	Warrant Shares	Number	Percent

Reid Adler	145,567	-	25,000	120,567	*
Alliance Funds LLC (5)	143,514	-	43,514	100,000	*
Timothy J. Alpers	160,000	-	80,000	80,000	*
Tyler Anderson	21,000	-	20,000	1,000	*
James G. Athas	100,000	-	50,000	50,000	*
Rohit K. Bawa	410,000	-	150,000	260,000	*
Joshua R. Bentley, Trustee of the Bentley Family 2002 Trust	50,000	-	25,000	25,000	*
Joseph Beretta	90,000	-	25,000	65,000	*
Lloyd Berhoff	668,500	-	200,000	468,500	*
James R. Berkeley	83,400	-	50,000	33,400	*
Yaakov Yitzchak Bodner	17,131	-	14,714	2,417	*
Michael A. Bozzuto (6)	955,972	-	306,383	477,986	*
Gregory S. Broms	200,000	-	100,000	100,000	*
Emily Cabral	50,000	-	25,000	25,000	*
CAM Group of Florida LLC (7)	199,054	-	99,527	99,527	*
Joanne Carlino	80,000	-	40,000	40,000	*
Nicolas Carosi III	400,000	-	200,000	200,000	*
Cavalry Fund I LP (8)	399,514	-	299,514	100,000	*
David A. Cesario	2,671,575	-	771,575	1,900,000	3.82%
David A. Cesario and John Cesario, Joint Tenants	2,220,000	-	1,220,000	1,000,000	2.46%
John Cesario	455,500	-	168,000	287,500	*
Bianca K. Chung	25,000	-	12,500	12,500	*
Allen H. Cicchitelli	142,044	-	62,472	79,572	*
Coast to Coast Produce LLC (9)	955,972	-	171,603	477,986	*
Timothy E. Colby	88,324	-	44,162	44,162	*
James M. Condon, Jr.	124,500	-	52,500	72,000	*
Davis & Georgia Irrevocable Trust dated 6/29/2010 (10)	80,000	-	40,000	40,000	*
ePay Funding, Inc. (11)	246,062	-	100,000	146,062	*
George Feiss	62,500	-	25,000	37,500	*
Mark Flather	287,564	-	51,282	236,282	*
Brian Galli and Maria Galli, Joint Tenants	160,000	-	20,000	140,000	*
Douglas S. Garfinkel Declaration of Trust dated 9/4/15 (12)	220,000	-	20,000	200,000	*
Joe Gerard	7,824	-	4,478	3,346	*
Jerome Gildner, DDS	200,000	-	100,000	100,000	*
GMP Securities ITF: 410-3T00F (13)	4,368	-	4,000	368	*
GMP Securities ITF: Robert Halpern	9,176	-	8,951	225	*
Golden Capital Partners, LLC (14)	183,251	-	50,251	133,000	*
Todd A. Higgins	165,765	-	16,737	149,028	*
William E. Holden	256,974	-	128,487	128,487	*
Jeffrey S. Holden	27,028	-	13,514	13,514	*
Horberg Enterprises LP (15)	283,000	-	60,000	223,000	*
Akiva Horowitz	12,715	-	10,715	2,000	*
Christopher R. Jacobs	26,563	-	10,000	16,563	*
Jermax, LLC (16)	617,292	-	50,000	517,292	1.04%
Joseph R. Nemeth Living Trust UAD 12/6/72 (17)	32,170	-	14,286	17,884	*
Anthony E. Keller	16,000	-	8,000	8,000	*
Jeffrey J. Lederman	40,393	-	25,000	15,393	*
Michael Liebowitz, MD	217,552	-	80,000	137,552	*
Lincoln Park Capital Fund LLC (18)	6,262,068	800,000	2,814,602	2,647,466	5.24%
Jeffrey A. Lindeman Trust UAD 9/23/10 (19)	73,206	-	25,000	48,206	*
D. Craig Loucks, MD	100,000	-	50,000	50,000	*
Robert L. Lumpkins, Trustee of the Robert L. Lumpkins Revocable Trust	140,000	-	70,000	70,000	*
Anthony J. Martone	50,000	-	25,000	25,000	*
MAZ Partners (20)	16,981	-	15,000	1,981	*
Marvin Mermelstein	15,534	-	7,143	8,391	*
Millennium Park Capital LLC (21)	90,000	-	90,000	-	*
Ryan C. Nelson	82,216	-	32,216	50,000	*
Michael Nemelka	33,200	-	17,200	16,000	*
Darryl K. Olsen	230,000	-	80,000	150,000	*
Lawrence A. Pabst	120,000	-	60,000	60,000	*
Paul J. Paternoster	107,399	-	25,000	82,399	*
Cleo Patra	100,000	-	50,000	50,000	*
Pegmax, LLC (22)	617,292	-	50,000	517,292	1.04%
George Pesce and Lori Pesce, Joint Tenants	200,000	-	100,000	100,000	*
Michael C. Phillips	250,000	-	25,000	225,000	*
Plazacorp Investments Limited (23)	17,962	-	17,962	-	*
James Prause	237,500	-	37,500	200,000	*
The James D. Prause Trust (24)	375,000	-	175,000	200,000	*
Jeffrey M. Quick	20,652	-	10,000	10,652	*
Reber-Burness Trust (25)	52,649	-	25,000	27,649	*
James V. Rosati	33,200	-	17,200	16,000	*
Ryan D. Scharfenberger (26)	97,700	-	25,000	72,700	*
H. L. Severance Inc. Profit Sharing Plan and Trust (dated January 26, 1971) (27)	120,000	-	60,000	60,000	*
H. Leigh Severance	120,000	-	60,000	60,000	*
Dennis J. Sheehan, Trustee of The Sheehan Family Trust	350,000	-	100,000	250,000	*
Donald E. Shore	33,000	-	12,500	20,500	*
Marlene Singh, Trustee of Trust "A" of the Singh Family Trust dated 4/25/1977	325,362	125,000	125,000	75,362	*
Francis W. K. Smith, Jr.	526,000	-	240,000	286,000	*
William D. Smithburg	200,000	-	100,000	100,000	*
St. Andrews, Inc. (28)	272,500	-	150,000	122,500	*
Steven J. Strulowitz	300,000	-	150,000	150,000	*
John S. Sturman Roth IRA	242,500	-	80,000	162,500	*
Lynda Sutton	30,043	-	25,000	5,043	*
Maier Tarlow	62,750	-	28,000	34,750	*
Tauriga Sciences, Inc. (29)	1,032,000	-	480,000	552,000	1.11%
Jacob Tepper	15,550	-	7,143	8,407	*
Edward Thompson	50,000	-	25,000	25,000	*
Randy Underleider	82,205	20,000	-	62,205	*
Eric Weinberger	5,791,106	-	750,000	5,041,106	10.15%
Lawrence Wert	253,734	-	86,000	167,734	*
Mariette Woestemeyer	1,407,300	-	703,650	703,650	*
Daniel Zucker	42,612	-	14,426	28,186	*
		945,000	12,137,707
 ___________________
*	Less than 1%

(1)
Information concerning named selling stockholders or future transferees, pledgees, assignees, distributees, donees or successors of or from any such stockholder or others who later hold any selling stockholder’s interests will be set forth in supplements to this prospectus, absent circumstances indicating that the change is material.  In addition, post-effective amendments to the registration statement of which this prospectus forms a part will be filed to disclose any material changes to the plan of distribution from the description in the final prospectus.

(2)
Includes (i) securities held by the selling stockholders, other than the Shares and shares of common stock issuable upon exercise of the Warrants, which shares are not being offered pursuant to this prospectus, and (ii) all Shares and shares of common stock issuable upon exercise of the Warrants being registered by the registration statement of which this prospectus forms a part.

(3)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of April 27, 2020 are deemed outstanding.  Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

In addition, amounts reported in this column assumes that (i) each selling stockholder will exercise of all Warrants, and (ii) that each selling stockholder will sell all of the shares of common stock offered pursuant to this prospectus, including all shares of common stock that may be issued upon conversion of the Warrants identified herein.

(4)	Based on 49,538,042 shares of common stock outstanding as of April 27, 2020.
(5)	Thomas Walsh, President of Alliance Fund LLC, has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof.
(6)
Shares beneficially held before and after the offering include shares held directly by Coast to Coast Produce LLC, including 171,603 shares of common stock issuable upon exercise of Warrants held by Coast to Coast Produce LLC.

(7)	Frank Monti, Manager of CAM Group of Florida LLC, has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof.
(8)
Thomas Walsh is the managing member of Cavalry Fund I Management LLC, which is the general partner of Cavalry Fund I LP. As such, Mr. Walsh has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof.

(9)
Michael Bozzuto has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof. Shares beneficially held before and after the offering include shares held directly by Mr. Bozzuto, including 306,383 shares of common stock issuable upon exercise of Warrants held by Mr. Bozzuto.

(10)	Louis Biasi has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof.
(11)	Michael Dinnen, Chief Executive Officer of ePay Funding, Inc., has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof.
(12)
Douglas S. Garfinkel, Trustee of the Douglas S. Garfinkel Declaration of Trust dated 9/4/15, has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof.

(13)	Robert Halpern, President of 410-3T00F, has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof.
(14)	Andrew Golden has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof.
(15)
Todd Horberg, President of the general partner of Horberg Enterprises LP, has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof.

(16)
Jerry Gin has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof. Mr. Gin currently serves as a member of the Company's Board of Directors. Shares beneficially held after the offering includes 50,000 shares issuable upon exercise of a Warrant held by Pegmax, LLC, an entity controlled by Peggy Gin, Dr. Gin's spouse, which shares are being registered on pursuant to the registration statement of which this prospectus forms a part.

(17)
Joseph R. Nemeth, Trustee of the Joseph R. Nemeth Living Trust UAD 12/6/72, has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof.

(18)	Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC.
(19)
Jeffrey A. Lindeman and Mona L. Lindeman, Trustees of the Jeffrey A. Lindeman Trust UAD 9/23/10, have voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof.

(20)	Walter Schenker, Principal of MAZ Partners, has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof.
(21)	Christopher Wynne has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof.
(22)
Peggy Gin has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof. Ms. Gin is the spouse of Dr. Jerry Gin, who currently serves as a member of the Company's Board of Directors. Shares beneficially held after the offering includes 50,000 shares issuable upon exercise of a Warrant held by Jermax, LLC, an entity controlled by Dr. Gin, which shares are being registered pursuant to the registration statement of which this prospectus forms a part.

(23)	Sruli Weinreb has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof.
(24)	James Prause, Trustee of The James D. Prause Trust, has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof.
(25)	James Burness, Trustee of the Reber-Burness Trust, has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof.
(26)
Mr. Scharfenberger has advised the Company that he is affiliated with a broker-dealer, and that the securities were received solely as an investment and not with a view to or for resale or distribution.

(27)
H. Leigh Severance, Trustee of the H. L. Severance Inc. Profit Sharing Plan and Trust (dated January 26, 1971), has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof.

(28)	Todd Kaplan has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof.
(29)	Kevin Lacey has voting control and investment discretion over the securities reported herein and may be deemed to be the beneficial owner thereof.

USE OF PROCEEDS

The common stock to be offered and sold using this prospectus will be offered and sold by the selling stockholders named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of our common stock in this offering. All shares of common stock registered by this prospectus may be issued upon exercise of the Warrants. Upon any exercise of the Warrants, the selling stockholders will pay us the applicable exercise price, and we currently anticipate that any such proceeds would be used primarily for working capital and general corporate purposes. We will pay all of the fees and expenses incurred by us in connection with this registration. We will not be responsible for fees and expenses incurred by the selling stockholders or any underwriting discounts or agent’s commissions.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.   Shares of our Series B 10% Convertible Preferred Stock accrue dividends at a rate of 10% per annum, which dividends are payable solely in unregistered shares of our common stock at the time the Series B 10% Convertible Preferred Stock is converted into common stock.

PLAN OF DISTRIBUTION

We are registering the Shares and shares of common stock issuable upon exercise of the Warrants held by the selling stockholders identified herein to permit the resale of these shares of common stock by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of our common stock, if any. We will bear all fees and expenses incident to our obligation to register the shares of our common stock.

The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be affected in one or more of the following methods:

●
ordinary brokers’ transactions;

●
transactions involving cross or block trades;

●
through brokers, dealers, or underwriters who may act solely as agents;

●
“at the market” into an existing market for the common stock;

●
in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●
in privately negotiated transactions; or

●
any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Warrants or shares of common stock owned by them, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF OUR CAPITAL STOCK

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K for the year ended March 31, 2019, filed with the SEC on June 25, 2019, which is incorporated by reference herein.

General

Our authorized capital stock consists of 175.0 million shares of common stock, $0.001 par value per share, and 10.0 million shares of preferred stock, $0.001 par value per share.

Common Stock

This section describes the general terms of our common stock that we may offer from time to time. For more detailed information, a holder of our common stock should refer to our Restated and Amended Article of Incorporation, as amended (our Articles) and our Amended and Restated Bylaws (our Bylaws), copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

As of May 8, 2020, there were issued and outstanding, or reserved for issuance:

●
49,938,042 shares of common stock held by approximately 6,000 stockholders of record;

●
750,000 shares of common stock reserved for issuance upon conversion of 500,000 shares our Series A Preferred held by one institutional investor and one accredited individual investor;

●
1,160,240 shares of common stock reserved for issuance upon conversion of 1,160,240 shares of our Series B Preferred held by two institutional investors;

●
2,318,012 shares of common stock reserved for issuance upon conversion of 2,318,012 shares of our Series C Preferred held by one institutional investor;

●
26,680,281 shares of common stock that have been reserved for issuance upon exercise of outstanding warrants, with a weighted average exercise price of $1.64 per share;

●
7,768,088 registered shares of common stock reserved for issuance upon exercise of outstanding stock options under our Amended and Restated 2016 Stock Incentive Plan, with a weighted average exercise price of $1.41 per share;

●
  4,040,000 registered shares of common stock reserved for issuance upon exercise of outstanding stock options under our 2019 Omnibus Equity Incentive Plan, with a weighted average exercise price of $0.85 per share;

●
4,925,162 registered shares of common stock reserved for future issuance in connection with future grants under our 2019 Omnibus Equity Incentive Plan; and

●
1,000,000 shares of common stock reserved for future issuance in connection with future sales under our 2019 Employee Stock Purchase Plan.

We may elect or be required to amend our Articles to increase the number of shares of common stock authorized for issuance prior to completing sales of shares of our common stock, or securities convertible and/or exchangeable into shares of our common stock described in this prospectus.

Except as otherwise expressly provided in our Articles, or as required by applicable law, all shares of our common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters, including, without limitation, those described below. All outstanding shares of common stock are fully paid and nonassessable.

Voting Rights

Each holder of our common stock is entitled to cast one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for election of directors is not allowed under our Articles, which means that a plurality of the shares voted can elect all of the directors then outstanding for election. Except as otherwise provided under Nevada law or our Articles, and Bylaws, on matters other than election of directors, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action.

Dividend Rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available, if our board of directors, in its discretion, determines to issue dividends, and only at the times and in the amounts that our board of directors may determine. Our board of directors is not obligated to declare a dividend. We have not paid any dividends in the past and we do not intend to pay dividends in the foreseeable future.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share equally, identically and ratably in all assets remaining, subject to the prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

No Preemptive or Similar Rights

Our common stock is not subject to conversion, redemption, sinking fund or similar provisions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., Jersey City, New Jersey.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “VTGN”.

EXECUTIVE COMPENSATION

Executive Officers

The Company’s executive officers are appointed by the Board of Directors (the Board) and serve at the discretion of the Board, subject to the terms of any employment agreements they may have with the Company. The following is a brief description of the present and past business experience of each of the Company’s current executive officers.

Name	Age	Position
Shawn K. Singh, JD	57	Chief Executive Officer and Director
H. Ralph Snodgrass, Ph.D.	70	Founder, President, Chief Scientific Officer and Director
Mark A. Smith, M.D., Ph.D.	64	Chief Medical Officer
Jerrold D. Dotson, CPA	66	Vice President, Chief Financial Officer and Secretary
Mark A. McPartland	54	Vice President, Corporate Development

Shawn K. Singh has served as our Chief Executive Officer since August 2009, first as the Chief Executive Officer of VistaGen Therapeutics, Inc., a California corporation (VistaGen California), then as Chief Executive Officer of the Company after the merger by and between VistaGen California and the Company on May 11, 2011 (the Merger), at which time VistaGen California became a wholly-owned subsidiary of the Company. Mr. Singh first joined the Board of Directors of VistaGen California in 2000 and served on the VistaGen California management team (part-time) from late-2003, following VistaGen California’s acquisition of Artemis Neuroscience, of which he was President, to August 2009. In connection with the Merger, Mr. Singh was appointed as a member of our Board in 2011. Mr. Singh has nearly 30 years of experience working with biotechnology, medical device and pharmaceutical companies, both private and public. From 2001 to August 2009, Mr. Singh served as Managing Principal of Cato BioVentures, a life science venture capital firm, and as Chief Business Officer and General Counsel of Cato Research Ltd, a contract research organization (CRO) affiliated with Cato BioVentures. Mr. Singh served as President (part-time) of Echo Therapeutics, a medical device company, from 2007 to 2009, and as a member of its Board of Directors from 2007 to 2011. He also served as Chief Executive Officer (part- time) of Hemodynamic Therapeutics, a private biopharmaceutical company affiliated with Cato BioVentures, from 2004 to 2009. From 2000 to 2001, Mr. Singh served as Managing Director of Start-Up Law, a management consulting firm serving biotechnology companies. Mr. Singh also served as Chief Business Officer of SciClone Pharmaceuticals (formerly NASDAQ: SCLN), a specialty pharmaceutical company with a substantial commercial business in China, from 1993 to 2000, and as a corporate finance associate of Morrison & Foerster LLP, an international law firm, from 1991 to 1993. Mr. Singh earned a B.A. degree, with honors, from the University of California, Berkeley, and a Juris Doctor degree from the University of Maryland School of Law. Mr. Singh is a member of the State Bar of California.

H. Ralph Snodgrass, Ph.D. co-founded VistaGen California with Dr. Gordon Keller in 1998 and served as the Chief Executive Officer of VistaGen California until August 2009. Dr. Snodgrass has served as the President and Chief Scientific Officer of VistaGen California from inception to the present, and in the same positions with the Company following the completion of the Merger. He served as a member of the Board of Directors of VistaGen California from 1998 to 2011, and was appointed to serve on our Board after the completion of the Merger. Prior to founding VistaGen California, Dr. Snodgrass served as a key member of the executive management team that led Progenitor, Inc., a biotechnology company focused on developmental biology, through its initial public offering, and was its Chief Scientific Officer from June 1994 to May 1998, and its Executive Director from July 1993 to May 1994. He received his Ph.D. in immunology from the University of Pennsylvania, and has 25 years of experience in senior biotechnology management and over 10 year’s research experience as an assistant professor at the Lineberger Comprehensive Cancer Center, University of North Carolina Chapel Hill School of Medicine, and as a member of the Institute for Immunology, Basel, Switzerland. Dr. Snodgrass is a past Board Member of the Emerging Company Section of the Biotechnology Industry Organization (BIO), and past member of the International Society of Stem Cell Research (ISSCR) Industry Committee. Dr. Snodgrass has published more than 95 scientific papers, is the inventor on more than 21 patents and a number of patent applications, has been, the Principal Investigator on U.S. federal and private foundation sponsored research grants with budgets totaling more than $14.5 million and is recognized as an expert in stem cell biology with more than 32 years’ experience in the uses of stem cells as biological tools for research, drug discovery and development.

Mark A. Smith, M.D., Ph.D. has served as our Chief Medical Officer since June 2016.  Dr. Smith served as the Clinical Lead for Neuropsychiatry at Teva Pharmaceuticals from November 2013 through June 2016.  He served as Senior Director of Experimental Medicine, Global Clinical Development and Innovation at Shire Pharmaceuticals from September 2012 to October 2013 and at AstraZeneca Pharmaceutical Company as Executive Director of Clinical Development and in other senior positions from June 2000 through September 2012. He served as a Senior Investigator and Principal Research Scientist in CNS Diseases Research at DuPont Pharmaceutical Company from 1996 to 2000 and in the Biological Psychiatry and Clinical Neuroendocrinology Branches of the National Institute of Mental Health from 1987 through 1996.  Dr. Smith has significant expertise in drug discovery and development and clinical trial design and execution, having directed approximately fifty clinical trials from Phase 0 through Phase II B and served as project leader in both the discovery and development of approximately twenty investigational new drugs aimed at depression, anxiety, schizophrenia and other disorders.  Dr. Smith received his Bachelor of Science and Master of Science degrees in Molecular Biophysics and Biochemistry from Yale University; his M.D and Ph.D. in Physiology and Pharmacology from the University of California, San Diego and completed his residency at Duke University Medical Center.

Jerrold D. Dotson, CPA has served as our Chief Financial Officer since September 2011, as our Corporate Secretary since October 2013 and as a Vice President since February 2014. Mr. Dotson served as Corporate Controller for Discovery Foods Company, a privately held Asian frozen foods company from January 2009 to September 2011.  From February 2007 through September 2008, Mr. Dotson served as Vice President, Finance and Administration (principal financial and accounting officer) for Calypte Biomedical Corporation (OTCBB: CBMC), a publicly held biotechnology company.  Mr. Dotson served as Calypte’s Corporate Secretary from 2001 through September 2008.  He also served as Calypte’s Director of Finance from January 2000 through July 2005 and was a financial consultant to Calypte from August 2005 through January 2007.  Prior to joining Calypte, from 1988 through 1999, Mr. Dotson worked in various financial management positions, including Chief Financial Officer, for California & Hawaiian Sugar Company, a privately held company.  Mr. Dotson is licensed as a CPA in California and received his B.S. degree in Business Administration with a concentration in accounting from Abilene Christian College.

Mark A. McPartland has served as our Vice-President, Corporate Development since October 2016. Mr. McPartland previously served as the Vice President of Corporate Development and Communications at Stellar Biotechnologies, Inc. (now Edesa Biotech, Inc. (NASDAQ: EDSA)), from November 2013 to September 2016. While at Stellar, Mr. McPartland was responsible for transforming and expanding its capital markets and corporate communications strategy, while also supporting its global business development activities. From September 2011 to November 2013, Mr. McPartland served as Senior Vice President at MZ North America, a subsidiary of MZ Group, a global leader in investor relations and corporate communications, and from January 2005 to January 2011, he served as Vice President and Partner at Alliance Advisors, LLC where he specialized in the implementation of capital markets strategy, market positioning and financial communications, and Regional Vice President of Hayden Communications, Inc. where he led investor relations and corporate communications programs for micro and small cap companies. Mr. McPartland received his Bachelors in Business Administration and Marketing from Coastal Carolina University.

Our Compensation Objectives

Our compensation practices are designed to attract key employees and to retain, motivate and reward our executive officers for their performance and contribution to our long-term success. Our Board, through the Compensation Committee, seeks to compensate our executive officers by combining short and long-term cash and equity incentives. It also seeks to reward the achievement of corporate and individual performance objectives, and to align executive officers’ incentives with stockholder value creation. When possible, the Compensation Committee seeks to tie individual goals to the area of the executive officer’s primary responsibility. These goals may include the achievement of specific financial or business development goals. Also, when possible and appropriate taking into account the Company’s financial condition and other related facts and circumstances, the compensation committee seeks to set performance goals that reach across all business areas and include achievements in finance/business development and corporate development.

The Compensation Committee makes decisions regarding salaries, annual bonuses, if any, and equity incentive compensation for our executive officers, approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and our other executive officers. The Compensation Committee solicits input from our Chief Executive Officer regarding the performance of our other executive officers. Finally, the Compensation Committee also administers our incentive compensation and benefit plans.

Although we have no formal policy for a specific allocation between current and long-term compensation, or cash and non-cash compensation, when possible and appropriate taking into account the Company’s financial condition and other related facts and circumstances, we seek to implement a pay mix for our officers with a relatively equal balance of both, providing a competitive salary with a significant portion of compensation awarded on both corporate and personal performance.

Compensation Components

As a general rule, and when possible and appropriate taking into account the Company’s financial condition and other related facts and circumstances, our compensation consists primarily of three elements: base salary, annual bonus and long-term equity incentives. We describe each element of compensation in more detail below.

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities and their prior relevant experience, taking into account competitive market compensation paid by other companies in our industry for similar positions and the overall market demand for such executives, both initially at the time of hire and thereafter, to ensure that we retain our executive management team. An executive officer’s base salary is also determined by reviewing the executive officer’s other compensation to ensure that the executive officer’s total compensation is in line with our overall compensation philosophy.

Base salaries are reviewed periodically as deemed necessary by the Compensation Committee and increased for merit reasons, based on the executive officers’ success in meeting or exceeding individual objectives. Additionally, we may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive officer’s role or responsibilities.

Annual Bonus

The Compensation Committee assesses the level of the executive officer’s achievement of meeting individual goals, as well as that executive officer’s contribution towards our corporate-wide goals. The amount of the cash bonus depends on the level of achievement of the individual performance goals, with a target bonus generally set as a percentage of base salary and based on the achievement of pre-determined milestones.  For the year ended March 31, 2019, each Named Executive Officer (NEO) serving during that period was awarded a bonus by the Compensation Committee in the amount set forth in the Summary Compensation Table below. The Compensation Committee has not yet determined or awarded a bonus to any NEO for our fiscal year ended March 31, 2020. Payment of a bonus to an NEO for our fiscal year ended March 31, 2020, if any, is at the discretion of the Compensation Committee which may consider factors other than attainment of individual or corporate goals in its determination of bonus amounts to be granted.

Long-Term Equity Incentives

The Compensation Committee believes that to attract and retain management, employees and independent directors, the compensation paid to these persons should include non-cash equity-based compensation, in addition to base salary and potential annual cash incentives, that is competitive with peer companies. The Compensation Committee determines the amount and terms of non-cash equity-based compensation granted under our stock option plans or pursuant to other awards made to our executives, employees and independent directors. Any long-term equity compensation granted to our management, employees and independent directors does not represent cash payments made to such individuals, and there is no guarantee that any recipients of awards granted as long-term equity compensation will realize any cash value as a result of the awards.

During the year ended March 31, 2020, the Compensation Committee granted stock options to management, employees and independent directors as a part of each individual's long-term compensation. The options have a term of ten years, and an exercise price that was at or above the market price of our common stock on the grant date, which the Compensation Committee believes align the long-term interests of our management, employees and independent directors with those of our stockholders. In addition, the exercise price of the options granted during our 2020 fiscal year remains above the market price of our common stock as of March 31, 2020.

2020 Summary Compensation Table

The following table shows information regarding the compensation of our NEOs for services performed in the fiscal years ended March 31, 2020 and 2019.

Name and Principal	Fiscal	Salary	Bonus (9)	Option Awards (6)		All Other Compensation	Total
Position	Year	($)	($)	($)		($)	($)
Shawn K. Singh (1)	2020	498,000	-	435,667	(7)	-	933,667
Chief Executive Officer	2019	466,365	110,305	374,445	(8)	-	951,115

H. Ralph Snodgrass, Ph.D. (2)	2020	416,850	-	254,405	(7)	-	671,255
President, Chief Scientific Officer	2019	393,991	73,444	174,823	(8)	-	642,258

Mark A. Smith, M.D., Ph.D. (3)	2020	416,850	-	179,988	(7)	-	596,838
Chief Medical Officer	2019	393,991	73,444	154,922	(8)	-	622,357

Jerrold D. Dotson (4)	2020	367,500	-	229,571	(7)	-	597,071
Vice President, Chief Financial Officer and Secretary	2019	344,992	64,749	131,326	(8)	-	541,067

Mark A. McPartland (5)	2020	300,000	-	179,988	(7)	-	479,988
Vice President, Corporate Development	2019	268,750	50,874	187,017	(8)	-	506,641

(1)
Mr. Singh became Chief Executive Officer of VistaGen Therapeutics, Inc. (a California corporation) (VistaGen California) on August 20, 2009 and our Chief Executive Officer in May 2011, in connection with the Merger.  Pursuant to his January 2010 employment agreement, as amended in June 2016, Mr. Singh’s annual base cash salary, was contractually set at $395,000. The Compensation Committee has since adjusted Mr. Singh’s base annual salary to $477,000 effective in July 2018 and to $498,000 effective in April 2019. Pursuant to his employment agreement, Mr. Singh is eligible to receive an annual cash incentive bonus of up to fifty percent (50%) of his base cash salary.

(2)
Through August 20, 2009, Dr. Snodgrass served as VistaGen California’s President and Chief Executive Officer, at which time he became its President and Chief Scientific Officer.  He became our President and Chief Scientific Officer in May 2011, in connection with the Merger.  Pursuant to his January 2010 employment agreement, as amended in June 2016, Dr. Snodgrass’ annual base cash salary, was contractually set at $350,000. The Compensation Committee has since adjusted Dr. Snodgrass’ base annual salary to $397,000 effective in July 2018 and to $416,850 effective in April 2019. Pursuant to his employment agreement, Dr. Snodgrass is eligible to receive an annual cash incentive bonus of up to fifty percent (50%) of his base cash salary.

(3)
Dr. Smith became our Chief Medical Officer upon his employment effective June 18, 2016. During our fiscal year ended March 31, 2019, Dr. Smith’s annual base cash salary was $397,000. The Compensation Committee adjusted Dr. Smith’s base annual salary to $416,850 effective in April 2019.

(4)
Mr. Dotson served as Chief Financial Officer on a contract basis from September 19, 2011 through August 2012, at which time he became our full-time employee.  During our fiscal year ended March 31, 2019, Mr. Dotson’s annual base cash salary was $350,000. The Compensation Committee adjusted Mr. Dotson’s base annual salary to $367,500 effective in April 2019.

(5)
Mr. McPartland has served as our Vice-President, Corporate Development since October 2016 and was designated a NEO in September 2017. During our fiscal year ended March 31, 2019, Mr. McPartland’s annual base cash salary was $275,000. The Compensation Committee adjusted Mr. McPartland’s base annual salary to $300,000 effective in April 2019.

(6)
The amounts in the Option Awards column do not represent any cash payments actually received by the NEOs with respect to any of such options to purchase shares of our common stock awarded to them or modified during the periods presented. Rather, the amounts in this column represent (i) the aggregate grant date fair value of options to purchase shares of our common stock awarded to Mr. Singh, Dr. Snodgrass, Dr. Smith, Mr. Dotson and Mr. McPartland during the fiscal year presented, and (ii) in Fiscal 2019, the modification date incremental fair value resulting from the reduction of exercise prices in excess of $1.56 per share to $1.50 per share for options previously granted to Mr. Singh, Dr. Snodgrass, Dr. Smith, Mr. Dotson and Mr. McPartland, both computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation (ASC 718). Other than the exercise of such modified options to purchase 25,375 and 2,500 shares of our common stock at $1.50 per share by Mr. Singh and Dr. Snodgrass, respectively, during our fiscal year ended March 31, 2019, to date, none of the NEOs have exercised any of such options to purchase common stock, and there can be no assurance that any of them will ever realize any of the ASC 718 grant date fair value amounts presented in the Option Awards column.

(7)
The table below provides information regarding the option awards we granted to the NEO’s during Fiscal 2020 and the assumptions used in the Black Scholes Option Pricing Model to determine the grant date fair values of the respective awards.

	Option Grant	Option Grant	Option Grant
Option Award Compensation – Fiscal Year Ended March 31, 2020	5/23/2019	9/5/2019	10/21/2019	Total

Singh	$42,182	$95,803	$297,682	$435,667
Snodgrass	80,747	-	173,658	254,405
Smith	80,747	-	99,241	179,988
Dotson	80,747	-	148,824	229,571
McPartland	80,747	-	99,241	179,988
	$365,170	$95,803	$818,646	$1,279,619

	Option Grant	Option Grant	Option Grant
Option Shares Granted - Fiscal Year Ended March 31, 2020	5/23/2019	9/5/2019	10/21/2019	Total

Singh	80,000	170,000	300,000	550,000
Snodgrass	150,000	-	175,000	325,000
Smith	150,000	-	100,000	250,000
Dotson	150,000	-	150,000	300,000
McPartland	150,000	-	100,000	250,000
	680,000	170,000	825,000	1,675,000

	Option Grant	Option Grant	Option Grant
Option Award Assumptions – Fiscal Year Ended March 31, 2020	5/23/2019	9/5/2019	10/21/2019

Market price per share	$0.80	0.84	$1.41
Exercise price per share	$1.00	1.00	$1.41
Risk-free interest rate	2.13%	1.45%	1.62%
Volatility	85.9%	86.0%	87.5%
Expected term (years)	5.58	5.58	5.39
Dividend rate	0.0%	0.0%	0.0%

Fair value per share	$0.54	0.56	$0.99
Aggregate shares	680,000	170,000	825,000

(8)
The table below provides information regarding the option awards we granted to the NEO’s during Fiscal 2019 and the assumptions used in the Black Scholes Option Pricing Model to determine the grant date fair values of the respective awards and modifications

	Option Grant	Option Modifications	Option Grant
Option Award Compensation – Fiscal Year Ended March 31, 2019	8/5/2018	8/29/2018	1/14/2019	Total

Singh	$-	$95,436	$279,009	$374,445
Snodgrass	122,913	51,910	-	174,823
Smith	98,330	56,592	-	154,922
Dotson	98,330	32,996	-	131,326
McPartland	147,495	39,522	-	187,017
	$467,068	$276,456	$279,009	$1,022,533

	Option Grant	Option Modifications	Option Grant
Option Shares Granted - Fiscal Year Ended March 31, 2019	8/5/2018	8/29/2018	1/14/2019	Total

Singh	-	-	220,000	220,000
Snodgrass	125,000	-	-	125,000
Smith	100,000	-	-	100,000
Dotson	100,000	-	-	100,000
McPartland	150,000	-	-	150,000
	475,000	-	220,000	695,000

	Option Grant	Option Modifications	Option Grant
Option Award Assumptions – Fiscal Year Ended March 31, 2019	8/5/2018	8/29/2018	1/14/2019

Market price per share	$1.27		$1.70
Exercise price per share	$1.27		$1.70
Risk-free interest rate	2.84%		2.55%
Volatility	99.29%		93.56%
Expected term (years)	5.50		5.50
Dividend rate	0%		0%

Fair value per share	$0.988		$1.27
Aggregate shares	475,000		220,000

Amounts shown for option modification compensation reflect the modification date incremental fair value resulting from the reduction of exercise prices in excess of $1.56 per share to $1.50 per share for options previously granted to the NEOs, as permitted by the 2016 Plan. Options to purchase 555,375 shares, 346,250 shares and 231,001 shares of our common stock and having pre-modification exercise prices from $1.96 per share to $10.00 per share were modified to reduce the exercise price to $1.50 per share for Mr. Singh, Dr. Snodgrass and Mr. Dotson, respectively. Options to purchase 385,000 shares of our common stock and having pre-modification exercise prices from $1.96 per share to $3.80 per share were modified to reduce the exercise price to $1.50 per share for Dr. Smith. Options to purchase 265,000 shares of our common stock and having pre-modification exercise prices from $1.96 per share to $4.27 per share were modified to reduce the exercise price to $1.50 per share for Mr. McPartland.

(9)
Amounts reported in the Bonus column reflect bonuses earned and accrued during the year ended March 31, 2019 by each NEO for attainment of performance-based objectives during that period. Bonus amounts earned during the year ended March 31, 2019 were paid to each NEO during the subsequent fiscal year.

The Compensation Committee has not yet determined or awarded a bonus to any NEO for our fiscal year ended March 31, 2020, nor have any bonus amounts been accrued as of the date of this prospectus.

No NEO is entitled to any perquisites or other personal benefits that, in the aggregate, are worth over $50,000 or over 10% of their base salary.

Benefit Plans

401(k) Plan

We maintain, through a registered agent, a retirement and deferred savings plan for our officers and employees. This plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code of 1986, as amended. The retirement and deferred savings plan provides that each participant may contribute a portion of his or her pre-tax compensation, subject to statutory limits. Under the plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. The retirement and deferred savings plan also permits us to make discretionary contributions subject to established limits and a vesting schedule.  To date, we have not made any discretionary contributions to the retirement and deferred savings plan on behalf of participating employees.

2019 Employee Stock Purchase Plan

Following the approval of our 2019 Employee Stock Purchase Plan (the 2019 ESPP) by our stockholders in September 2019, the 2019 ESPP became operational effective January 1, 2020. Under our 2019 ESPP, shares of our common stock will be available for purchase by eligible employees, including our NEO’s, who participate in the plan. Eligible employees will be entitled to purchase, by means of payroll deductions, limited amounts of our common stock at a discount to the market price during periodic option periods under the 2019 ESPP. At March 31, 2020, no option period had been completed under the 2019 ESPP.

Outstanding Warrants and Options at March 31, 2020

The following table provides information regarding each unexercised stock option and warrant to purchase shares of our common stock held by each of the named executive officers as of March 31, 2020.

	Stock Options and Warrants
Name	Number of Securities Underlying Unexercised Options and Warrants (#) Exercisable		Number of Securities Underlying Unexercised Options and Warrants (#) Unexercisable		Exercise Price ($)	Expiration Date

Shawn K. Singh	5,000		-		1.50	4/26/2021
	72,000		-		7.00	3/3/2023
	250,000		-		7.00	9/2/2020
	187,500	(1)	12,500	(1)	1.50	6/19/2026
	100,000	(2)	-	(2	1.50	11/9/2026
	170,138	(3)	4,862	(3)	1.50	4/26/2027
	125,000		-		1.56	9/19/2027
	300,000		-		1.16	2/2/2028
	151,250	(4)	68,750	(4)	1.70	1/14/2029
	58,335	(7)	21,665	(7)	1.00	5/23/2029
	63,750	(9)	106,250	(9)	1.00	9/5/2029
	121,875	(10)	178,125	(10)	1.41	10/21/2029
Total:	1,604,848		392,152

H. Ralph Snodgrass, Ph.D.	150,000		-		7.00	9/20/2020
	50,000		-		7.00	3/3/2023
	117,187	(1)	7,813	(1)	1.50	6/19/2026
	80,000	(2)	-	(2)	1.50	11/9/2026
	121,527	(3)	3,473	(3)	1.50	4/26/2027
	100,000		-		1.56	9/19/2027
	175,000		-		1.16	2/2/2028
	105,468	(5)	19,532	(4)	1.27	8/5/2028
	68,750	(8)	81,250	(8)	1.00	5/23/2029
	71,094	(10)	103,906	(10)	1.41	10/21/2029
Total:	1,039,026		215,974

Mark A. Smith, M.D. Ph.D.	168,750	(1)	11,250	(1)	1.50	6/19/2026
	80,000	(2)	-	(2)	1.50	11/9/2026
	121,527	(3)	3,473	(3)	1.50	4/26/2027
	100,000		-		1.56	9/19/2027
	200,000		-		1.16	2/2/2028
	84,375	(5)	15,625	(5)	1.27	8/5/2028
	68,750	(8)	81,250	(8)	1.00	5/23/2029
	40,625	(10)	59,375	(10)	1.41	10/21/2029
Total:	864,027		170,973

Jerrold D. Dotson	5,001		-		1.50	10/30/2022
	1,000		-		1.50	10/27/2023
	100,000		-		7.00	9/2/2020
	10,000		-		7.00	3/3/2023
	70,312	(1)	4,688	(1)	1.50	6/19/2026
	50,000	(2)	-	(2)	1.50	11/9/2026
	97,222	(3)	2,778	(3)	1.50	4/26/2027
	100,000		-		1.56	9/19/2027
	200,000		-		1.16	2/2/2028
	84,375	(5)	15,625	(5)	1.27	8/5/2028
	68,750	(8)	81,250	(8)	1.00	5/23/2029
	60,938	(10)	89,062	(10)	1.41	10/21/2029
Total:	847,598		193,403

Mark A. McPartland	109,375	(6)	15,625		1.50	9/29/2026
	40,000	(2)	-	(6)	1.50	11/9/2026
	97,222	(3)	2,778	(3)	1.50	4/26/2027
	50,000		-		1.56	9/19/2027
	150,000		-		1.16	2/2/2028
	126,562	(5)	23,438	(5)	1.27	8/5/2028
	68,750	(8)	81,250	(8)	1.00	5/23/2029
	40,625	(10)	59,375	(10)	1.41	10/21/2029
Total:	682,534		182,466

(1)
Represents an option to purchase shares of our common stock at $3.49 per share granted on June 19, 2016 when the market price of our common stock was $3.49 per share.  The option became exercisable for 25% of the shares granted on June 19, 2017 with the remaining shares becoming exercisable ratably monthly through June 19, 2020, when all shares granted will be fully exercisable. The exercise price of the option was reduced to $1.50 per share on August 29, 2018.

(2)
Represents an option to purchase shares of our common stock at $3.80 per share granted on November 9, 2016 when the market price of our common stock was $3.80 per share.  All shares granted are now fully exercisable. The exercise price of the option was reduced to $1.50 per share on August 29, 2018.

(3)
Represents an option to purchase shares of our common stock at $1.96 per share granted on April 26, 2017 when the market price of our common stock was $1.96 per share.  All shares granted are now fully exercisable. The exercise price of the option was reduced to $1.50 per share on August 29, 2018.

(4)
Represents an option to purchase shares of our common stock at $1.70 per share granted on January 14, 2019 when the market price of our common stock was $1.70 per share.  The option became exercisable for 25% of the shares granted immediately upon grant, with the remaining shares becoming exercisable ratably monthly through January 14, 2021, when all shares granted will be fully exercisable.

(5)
Represents an option to purchase shares of our common stock at $1.27 per share granted on August 5, 2018 when the market price of our common stock was $1.27 per share.  The option became exercisable for 25% of the shares granted immediately upon grant, with the remaining shares becoming exercisable ratably monthly through August 5, 2020, when all shares granted will be fully exercisable.

(6)
Represents an option to purchase shares of our common stock at $4.27 per share granted on September 29, 2016 when the market price of our common stock was $4.27 per share.  The option became exercisable for 25% of the shares granted on September 29, 2017, with the remaining shares becoming exercisable ratably monthly through September 29, 2020, when all shares granted will be fully exercisable. The exercise price of the option was reduced to $1.50 per share on August 29, 2018.

(7)
Represents an option to purchase shares of our common stock at $1.00 per share granted on May 23, 2019 when the market price of our common stock was $0.80 per share.  The option became exercisable for 62.5% of the shares granted immediately upon grant, with the remaining shares becoming exercisable ratably monthly through May 23, 2022, when all shares granted will be fully exercisable.

(8)
Represents an option to purchase shares of our common stock at $1.00 per share granted on May 23, 2019 when the market price of our common stock was $0.80 per share.  The option became exercisable for 25% of the shares granted immediately upon grant, with the remaining shares becoming exercisable ratably monthly through My 23, 2022, when all shares granted will be fully exercisable.

(9)
Represents an option to purchase shares of our common stock at $1.00 per share granted on September 5, 2019 when the market price of our common stock was $0.84 per share.  The option became exercisable for 25% of the shares granted immediately upon grant, with the remaining shares becoming exercisable ratably monthly through September 5, 2022, when all shares granted will be fully exercisable.

(10)
Represents an option to purchase shares of our common stock at $1.41 per share granted on October 21, 2019 when the market price of our common stock was $1.41 per share.  The option became exercisable for 25% of the shares granted immediately upon grant, with the remaining shares becoming exercisable ratably monthly through October 21, 2021, when all shares granted will be fully exercisable.

On April 23, 2020, when the closing price of our common stock, as reported on the Nasdaq Capital Market was $0.398 per share, the Compensation Committee of the Board granted options from our 2019 Omnibus Equity Incentive Plan to Mr. Singh to purchase 300,000 shares and to each of Dr. Snodgrass, Dr. Smith, Mr. Dotson and Mr. McPartland to purchase 150,000 shares of our common stock at an exercise price of $0.398 per share. Such options were vested 25% upon grant with the remaining shares vesting ratably over two years.

Employment or Severance Agreements

We have employment agreements with Mr. Singh and Dr. Snodgrass, the material terms of which are described below.

Singh Agreement

We entered into an employment agreement with Mr. Singh on April 28, 2010. Under the agreement, as amended on June 22, 2016, Mr. Singh’s base salary was increased from $347,500 per year to $395,000 per year, effective June 16, 2016. The Compensation Committee has subsequently adjusted Mr. Singh’s base annual salary to $477,000 effective in July 2018 and to $498,000 effective in April 2019. Under his agreement, Mr. Singh is eligible to receive an annual incentive cash bonus of up to 50% of his base salary. The Compensation Committee awarded Mr. Singh a cash bonus of $110,305 for attainment of performance-based objectives during the year ended March 31, 2019. The Compensation Committee has not yet determined or awarded a bonus to Mr. Singh for attainment of performance-based objectives during our fiscal year ended March 31, 2020. The award of his annual incentive bonus is at the discretion of the Compensation Committee of our Board of Directors. In the event we terminate Mr. Singh’s employment without cause, he is entitled to receive severance in an amount equal to:

●
twelve months of his then-current base salary payable in the form of salary continuation;

●
a pro-rated portion of the incentive cash bonus that the Board of Directors determines in good faith that Mr. Singh earned prior to his termination; and

●
such amounts required to reimburse him for Consolidated Omnibus Budget Reconciliation Act ( COBRA) payments for continuation of his medical health benefits for such twelve-month period.

In addition, in the event Mr. Singh terminates his employment with “good reason” following a “change of control” (each as defined below), he is entitled to twelve months of his then-current base salary payable in the form of salary continuation.

Snodgrass Agreement

We entered into an employment agreement with Dr. Snodgrass on April 28, 2010. Under the agreement, as amended on June 22, 2016, Dr. Snodgrass’s base salary was increased from $305,000 per year to $350,000 per year, effective June 16, 2016. The Compensation Committee has subsequently adjusted Dr. Snodgrass’ base annual salary to $397,000 effective in July 2018 and to $416,850 effective in April 2019. Under his agreement, Dr. Snodgrass is eligible to receive an annual incentive cash bonus of up to 50% of his base salary. The Compensation Committee awarded Dr. Snodgrass cash bonuses of $73,444 for attainment of performance-based objectives during the year ended March 31, 2019. The Compensation Committee has not yet determined or awarded a bonus to Dr. Snodgrass for attainment of performance-based objectives during our fiscal year ended March 31, 2020. The award of his annual incentive bonus is at the discretion of the Compensation Committee of the Board of Directors. In the event we terminate Dr. Snodgrass’s employment without cause, he is entitled to receive severance in an amount equal to:

●
twelve months of his then-current base salary payable in the form of salary continuation;

●
a pro-rated portion of the incentive bonus that the Board of Directors determines in good faith that Dr. Snodgrass earned prior to his termination; and

●
such amounts required to reimburse him for COBRA payments for continuation of his medical health benefits for such twelve-month period.

In addition, in the event Dr. Snodgrass terminates his employment with "good reason" (as defined below), he is entitled to twelve months of his then-current base salary payable in the form of salary continuation.

Change of Control Provisions

Pursuant to each of their respective employment agreements, Dr. Snodgrass is entitled to severance if he terminates his employment at any time for “good reason” (as defined below), while Mr. Singh is entitled to severance if he terminates his employment for good reason after a change of control. Under their respective agreements, “good reason” means any of the following events, if we affect the event without the executive’s consent (subject to our right to cure):

●
a material reduction in the executive’s responsibility; or

●
a material reduction in the executive’s base salary except for reductions that are comparable to reductions generally applicable to similarly situated executives of VistaGen.

Furthermore, pursuant to their respective employment agreements and their stock option award agreements, as amended, in the event we terminate the executive without cause within twelve months of a change of control, the executive’s remaining unvested option shares become fully vested and exercisable. Upon a change of control in which the successor corporation does not assume the executive’s stock options, the stock options granted to the executive become fully vested and exercisable.

Pursuant to their respective employment agreements, a change of control occurs when: (i) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than VistaGen, a subsidiary, an affiliate, or a VistaGen employee benefit plan, including any trustee of such plan acting as trustee) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of VistaGen representing 50% or more of the combined voting power of VistaGen’s then outstanding securities; (ii) a sale of substantially all of VistaGen’s assets; or (iii) any merger or reorganization of VistaGen whether or not another entity is the survivor, pursuant to which the holders of all the shares of capital stock of VistaGen outstanding prior to the transaction hold, as a group, fewer than 50% of the shares of capital stock of VistaGen outstanding after the transaction.

In the event that, following termination of employment, amounts are payable to an executive pursuant to his employment agreement, the executive’s eligibility for severance is conditioned on executive having first signed a release agreement.

Pursuant to their respective employment agreements, the estimated amount that could be paid by us assuming that a change of control occurred on the last business day of our current fiscal year, is $498,000 for Mr. Singh and $416,850 for Dr. Snodgrass, excluding the imputed value of accelerated vesting of incentive stock options, if any.

BOARD OF DIRECTORS

Name	Age	Position
Jon S. Saxe (1)	83	Director
Ann M. Cunningham, MBA (2)	52	Director
Jerry B. Gin, Ph.D., MBA (3)	76	Director
Shawn K. Singh	57	Chief Executive Officer and Director
H. Ralph Snodgrass, Ph.D.	70	President, Chief Scientific Officer and Director
Brian J. Underdown, Ph.D. (4)	79	Director

(1)	Chairman of the Board; Chairman of the Audit Committee and member of the Compensation Committee and Corporate Governance and Nominating Committee.
(2)	Member of the Corporate Governance and Nominating Committee.
(3)	Chairman of the Corporate Governance and Nominating Committee and member of the Audit Committee and Compensation Committee.
(4)	Chairman of the Compensation Committee and member of the Audit Committee and Corporate Governance and Nominating Committee.

Jon S. Saxe, J.D., LL.M. has served as Chairman of our Board since 2000, first as Chairman of the Board of Directors of VistaGen California, then as Chairman of our Board after completion of the Merger. He also serves as the Chairman of our Audit Committee.  Mr. Saxe is the retired President and was a director of PDL BioPharma from 1989 to 2008. From 1989 to 1993, he was President, Chief Executive Officer and a director of Synergen, Inc. (acquired by Amgen). Mr. Saxe served as Vice President, Licensing & Corporate Development for Hoffmann-Roche from 1984 through 1989, and Head of Patent Law for Hoffmann-Roche from 1978 through 1989. Mr. Saxe currently is a director of Durect Corporation (NASDAQ: DRRX), and six private life science companies, Achelios, Arbor Vita Corporation, Aether, Inc., Arcuo Medical, LLC, Cancer Prevention Pharmaceuticals, Inc., Trellis Bioscience, Inc. and Epalex Corporation. Mr. Saxe has also served as a director of other biotechnology and pharmaceutical companies, including ID Biomedical (acquired by GlaxoSmithKline), Sciele Pharmaceuticals, Inc. (acquired by Shionogi), Amalyte (acquired by Kemin Industries), Cell Pathways (acquired by OSI Pharmaceuticals), Lumos Pharma, Inc. (merged with New Link Genetics) and other companies, both public and private. Mr. Saxe has a B.S.Ch.E. from Carnegie-Mellon University, a J.D. degree from George Washington University and an LL.M. degree from New York University.

We selected Mr. Saxe to serve as Chairman of our Board of Directors due to his numerous years of experience as a senior executive with major pharmaceutical and biotechnology companies, including Protein Design Labs, Inc., Synergen, Inc. and Hoffmann-Roche, Inc., as well as his extensive experience serving as a director of numerous private and public biotechnology and pharmaceutical companies, serving as Chairman, and Chair and member of audit, compensation and governance committees of both private and public companies.  Mr. Saxe provides us and our Board of Directors with highly valuable insight and perspective into the biotechnology and pharmaceutical industries, as well as the strategic opportunities and challenges that we face.

Ann M. Cunningham, MBA, was appointed to serve on our Board on January 10, 2019. Ms. Cunningham is the Founder and Managing Partner of i3 Strategy Partners, a consulting firm founded in 2018 that specializes in assisting companies in the pharmaceutical space. Prior to founding i3 Strategy Partners, Ms. Cunningham served as Vice President, Neurodegenerative Diseases and Psychiatry for Teva Pharmaceuticals Industries, Ltd. from 2015 to 2018, as Senior Marketing Director for Otsuka Pharmaceutical Companies from 2013 to 2015 and in several marketing-focused positions for Eli Lily and Company from 1999 to 2013, including serving as Global Marketing Senior Director from 2009 to 2013. Ms. Cunningham holds a B.A. degree in Psychology from Yale University and an MBA, with a focus on marketing management, from the University of Michigan.

We selected Ms. Cunningham to serve on our Board due to her substantial experience in healthcare marketing, particularly in the successful development, positioning and commercial launch of products to treat diseases of the central nervous system. Ms. Cunningham brings an insightful commercial perspective to us and to our Board that is critical as our pipeline products move from clinical development to commercialization.

Jerry B. Gin, Ph.D., MBA was appointed to serve on our Board of Directors on March 29, 2016. Dr. Gin is currently the co-founder and CEO of Nuvora, Inc., a private company founded in 2006 with a drug delivery platform for the sustained release of ingredients through the mouth for such indications as dry mouth, biofilm reduction and sore throat/cough relief. Dr. Gin is also co-founder and Chairman of Livionex, a private platform technology company founded in 2009 and focused on oral care, ophthalmology and wound care. Previously, Dr. Gin co-founded Oculex Pharmaceuticals in 1993, which developed technology for controlled release delivery of drugs to the interior of the eye, specifically to treat macular edema, and served as President and CEO until it was acquired by Allergan in 2003. Prior to forming Oculex, Dr. Gin co-founded and took public ChemTrak, which developed a home cholesterol test commonly available in drug stores today. Prior to ChemTrak, Dr. Gin was Director of New Business Development and Strategic Planning for Syva, the diagnostic arm of Syntex Pharmaceuticals, Director for Pharmaceutical and Diagnostic businesses for Dow Chemical, and Director of BioScience Labs (now Quest Laboratories), the clinical laboratories of Dow Chemical.  Dr. Gin received his Bachelor’s degree in Chemistry from the University of Arizona, his Ph.D. in Biochemistry from the University of California, Berkeley, his MBA from Loyola College, and conducted his post-doctoral research at the National Institutes of Health.

We selected Dr. Gin to serve on our Board of Directors due to his extensive experience in the healthcare industry, focusing his substantial business and scientific expertise on founding and developing numerous biopharmaceutical, diagnostic and biotechnology companies and propelling them to their next platforms of growth and value.

Shawn K. Singh Please see Mr. Singh’s biography on page 18 of this prospectus, under the section titled Executive Officers.

We selected Mr. Singh to serve on our Board of Directors due to his substantial practical experience and expertise in senior leadership roles with multiple private and public biotechnology, pharmaceutical and medical device companies, and his extensive experience in corporate finance, venture capital, corporate governance, drug development, intellectual property, regulatory affairs and strategic collaborations.

H. Ralph Snodgrass, Ph.D. Please see Dr. Snodgrass’s biography on page 18 of this prospectus, under the section titled Executive Officers.

We selected Dr. Snodgrass to serve on our Board of Directors due to his expertise in biotechnology focused on developmental biology, including stem cell biology, his extensive senior management experience leading biotechnology companies at all stages of development, as well as his reputation and standing in the fields of biotechnology and stem cell research, which allow him to bring to us and the Board of Directors a unique understanding of the challenges and opportunities associated with pluripotent stem cell biology, as well as credibility in the markets in which we operate.

Brian J. Underdown, Ph.D. has served as a member of our Board of Directors since November 2009, first as a director of VistaGen California, then as a member of our Board after the completion of the Merger. Dr. Underdown retired as a Venture Partner with Lumira Capital Corp.in December 2016, after having served as a Managing Director with Lumira from September 1997 through December 2015. His investment focus has been on therapeutics in both new and established companies in both Canada and the United States. Prior to joining Lumira and its antecedent company MDS Capital Corp., Dr. Underdown held a number of senior management positions in the biopharmaceutical industry and at universities. Dr. Underdown’s current board positions include the following private companies: Kisoji Biotechnology Inc., Naegis Pharmaceuticals, Inc. and Osteo QC. Some of Dr. Underdown’s previous board roles include: Argos Therapeutics (NASDAQ: ARGS), ID Biomedical (acquired by GlaxoSmithKline), enGene Inc. and Ception Therapeutics (acquired by Cephalon).  He has served on a number of Boards and advisory bodies of government-sponsored research organizations including CANVAC, the Canadian National Centre of Excellence in Vaccines, Ontario Genomics Institute (Chair), Allergen Plc., the Canadian National Centre of Excellence in Allergy and Asthma. Dr. Underdown obtained his Ph.D. in immunology from McGill University and undertook post-doctoral studies at Washington University School of Medicine.

We selected Dr. Underdown to serve on our Board of Directors due to his extensive background working in the biotechnology and pharmaceutical industries, as a director of numerous private and public companies, as well as his substantial corporate finance and venture capital experience funding and advising startup and established biopharmaceutical companies focused on development and commercialization of novel therapeutics.

Director Compensation

We adopted a director compensation policy for the independent directors of our Board, as “independent” is defined by the rules of the Nasdaq Stock Market rules, which policy became effective for our fiscal year beginning April 1, 2014. Under our independent director compensation policy, our independent directors are entitled to receive a $25,000 annual retainer, payable in cash or shares of our common stock. For service on a committee of the Board, an independent director is entitled to receive an additional annual cash retainer of $7,500 for service on our Audit Committee and Compensation Committee, and $5,000 for service on our Corporate Governance and Nominating Committee. In lieu of the annual cash retainer for committee participation, each independent director serving as a chair of a Board committee shall receive an annual cash retainer of $15,000 for the Audit Committee and Compensation Committee chairs and $10,000 for the Corporate Governance and Nominating Committee chair. In addition, each independent director will also receive an annual grant of an option or warrant to purchase a minimum of 12,000 shares of our common stock, which will vest monthly over a one-year period from the date of grant. Prorated grants are made for partial years of service.

We paid our independent directors cash compensation consistent with the policy noted above during our fiscal year ended March 31, 2020.

In May 2019, we granted to each of our four independent directors options to purchase 50,000 shares of our common stock at an exercise price of $1.00 per share under the terms of our Amended and Restated 2016 Stock Incentive Plan (the 2016 Plan). In October 2019, following the approval by our stockholders of our 2019 Omnibus Equity Incentive Plan (the 2019 Plan), we granted to each of our four independent directors options to purchase 75,000 shares of our common stock at an exercise price of $1.41 per share under the terms of our 2019 Plan. Each grant awarded to our independent directors during the year ended March 31, 2020 expires ten years after the date of grant.

The following table sets forth a summary of the compensation earned by our independent, non-employee directors in our fiscal year ended March 31, 2020.

	Fees Paid in Cash (1)	Option Awards (2)(7)	Other Compensation	Total
Name	($)	($)	($)	($)

Jon S. Saxe(3)	$52,500	$101,347	$-	$153,847
Brian J. Underdown, Ph.D.(4)	$52,500	$101,347	$-	$153,847
Jerry B. Gin, Ph.D., M.B.A (5)	$50,000	$101,347	$-	$151,347
Ann M. Cunningham (6)	$30,000	$101,347	$-	$131,347

(1)
The amounts shown represent fees earned for service on our Board, and Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee during the fiscal year ended March 31, 2020, which amounts were paid in full during the fiscal year then ended.

(2)
The amounts in the “Option Awards” column do not represent any cash payments actually received by Mr. Saxe, Dr. Underdown, Dr. Gin or Ms. Cunningham with respect to any of such stock options awarded to them during the fiscal year ended March 31, 2020  Rather, the amounts represent (i) the aggregate grant date fair value of options to purchase shares of our common stock awarded to Mr. Saxe, Dr. Underdown, Dr. Gin and Ms. Cunningham during our fiscal year ended March 31, 2020, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation (ASC 718). To date, Mr. Saxe, Dr. Underdown, Dr. Gin and Ms. Cunningham have not exercised any of the options granted during our fiscal year ended March 31, 2020, and there can be no assurance that any of them will ever realize any of the ASC 718 grant date fair value amounts presented in the “Option Awards” column.

(3)
Mr. Saxe has served as the Chairman of our Board, the Chairman of our Audit Committee and a member of our Compensation Committee and Corporate Governance and Nominating Committee throughout our fiscal year ended March 31, 2020.  At March 31, 2020, Mr. Saxe held: (i) 23,251 shares of our common stock; (ii) options to purchase 437,500 registered shares of our common stock, of which options to purchase 351,631 shares were exercisable; and (iii) warrants to purchase 57,500 restricted shares of our common stock, all of which are exercisable.

(4)
Dr. Underdown has served as a member of our Board, as the Chairman of our Compensation Committee and as a member of our Audit Committee and Corporate Governance and Nominating Committee throughout the fiscal year ended March 31, 2020.  At March 31, 2020, Dr. Underdown held: (i) options to purchase 437,500 registered shares of our common stock, of which options to purchase 351,631 shares were exercisable; and (ii) warrants to purchase 57,500 restricted shares of our common stock, all of which are exercisable.

(5)
Dr. Gin has served as a member of our Board, as the Chairman of our Corporate Governance and Nominating Committee and as a member of our Audit Committee and Compensation Committee throughout the fiscal year ended March 31, 2020. At March 31, 2020, Dr. Gin held: (i) 50,000 shares of our unregistered common stock, (ii) options to purchase 460,000 registered shares of our common stock of which 374,131 were exercisable; and (ii) warrants to purchase 50,000 restricted shares of our common stock, all of which are exercisable.

(6)
Ms. Cunningham has served as a member of our Board and as a member of Corporate Governance and Nominating Committee since her appointment to both on January 10, 2019. At March 31, 2020, Ms. Cunningham held options to purchase 150,000 registered shares of our common stock, of which 78,386 were exercisable.

(7)	The table below provides information regarding the option awards we granted to Mr. Saxe, Dr. Underdown, Dr. Gin and Ms. Cunningham during fiscal 2020 and the assumptions used in the Black Scholes Option Pricing Model to determine the grant date fair values of the respective awards.

	Option	Option
	Grant	Grant
	5/23/2019	10/21/2019	Total
Saxe	$26,916	$74,431	$101,347
Underdown	26,916	74,431	101,347
Gin	26,916	74,431	101,347
Cunningham	26,916	74,431	101,347
	$107,662	$297,725	$405,388
Exercise Price	$1.00	$1.41
Grant Date stock price	$0.80	$1.41
Risk free interest rate	2.13%	1.62%
Expected Term (years)	5.58	$5.39
Volatility	85.85%	87.53%
Dividend rate	0.00%	0.00%
Fair value per share	$0.54	$0.99
Aggregate option shares	200,000	300,000

Mr. Saxe, Dr. Underdown, Dr. Gin and Ms. Cunningham were each granted an option to purchase 50,000 shares of our common stock on May 23, 2019. Each was also granted an option to purchase 75,000 shares of our common stock on October 21, 2019

On April 23, 2020, when the closing price of our common stock, as reported on the Nasdaq Capital Market was $0.398 per share, the Compensation Committee of the Board granted options from our 2019 Omnibus Equity Incentive Plan to each of Mr. Saxe, Dr. Underdown, Dr. Gin and Ms. Cunningham to purchase 75,000 shares of our common stock at an exercise price of $0.398 per share. Such options were vested 25% upon grant with the remaining shares vesting ratably over two years.

Board Attendance at Board of Directors, Committee and Stockholder Meetings

Our Board met five times and acted by unanimous written consent five times during our fiscal year ended March 31, 2020. Our Audit Committee met four times. Our Compensation Committee met once, acted by unanimous written consent three times with respect to executive compensation matters and grants of equity securities, and requested action by the entire Board with respect to the adoption of our 2019 Omnibus Equity Incentive Plan and 2019 Employee Stock Purchase Plan and the modification of certain outstanding warrants. Our Corporate Governance and Nominating Committee requested action by the entire Board with respect to re-election of members of our Board and other resolutions presented to our stockholders at our September 2019 annual meeting of stockholders and Board committee assignments. With the exception of Dr. Snodgrass, who was unable to attend one Board meeting due to international travel, each director serving during Fiscal 2020 attended all of the meetings of the Board and the committees of the Board upon which such director served that were held during the fiscal year.

We do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders, but directors are encouraged to attend. With the exception of Dr. Underdown and Ms. Cunningham, each of whom was unavailable, each of our directors attended our September 2019 Annual Meeting of Stockholders in person.

Independent Directors

Our securities are currently listed on the Nasdaq Capital Market, which requires that a majority of our directors be independent. Accordingly, we evaluate director independence under the standards established by the SEC and the rules of the Nasdaq Stock Market.

Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $200,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or two percent of that other company’s consolidated gross revenues.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Mr. Saxe, Dr. Underdown, Dr. Gin and Ms. Cunningham are each “independent” as that term is defined by the rules of the Nasdaq Stock Market. Our Board has also determined that Mr. Saxe, Dr. Underdown and Dr. Gin, who together comprise our Audit Committee and Compensation Committee, and, together with Ms. Cunningham comprise our Corporate Governance and Nominating Committee, satisfy the independence standards set forth in the Nasdaq Stock Market rules. In making these determinations, our Board considered the current and prior relationships that each nonemployee director has with the Company and all other facts and circumstances that our Board deemed relevant.

Board Committees and Charters

Our Board has established an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Since April 1, 2017, only our independent directors, Mr. Saxe, Dr. Underdown and Dr. Gin, and, since January 10, 2019, Ms. Cunningham, serve as members of these committees.

The Audit Committee of our Board is comprised of Mr. Saxe, who serves as the committee chairman, Dr. Underdown and Dr. Gin. Mr. Saxe is also our Audit Committee financial expert, as that term is defined under SEC rules implementing Section 407 of the Sarbanes Oxley Act of 2002, and possesses the requisite financial sophistication, as defined under applicable rules. The Audit Committee operates under a written charter. Our Audit Committee charter is available on our website at www.vistagen.com. Under its charter, our Audit Committee is primarily responsible for, among other things, the following:

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overseeing our accounting and financial reporting process;

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selecting, retaining and replacing our independent auditors and evaluating their qualifications, independence and performance;

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reviewing and approving scope of the annual audit and audit fees;

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monitoring rotation of partners of independent auditors on engagement team as required by law;

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discussing with management and independent auditors the results of annual audit and review of quarterly financial statements;

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reviewing adequacy and effectiveness of internal control policies and procedures;

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approving retention of independent auditors to perform any proposed permissible non-audit services;

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overseeing internal audit functions and annually reviewing audit committee charter and committee performance; and

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preparing the audit committee report that the SEC requires in our annual proxy statement.

Compensation Committee

The Compensation Committee of our Board is comprised of Dr. Underdown, who serves as the committee chairman, Mr. Saxe, and Dr. Gin. Our Compensation Committee charter is available on our website at www.vistagen.com. Under its charter, the Compensation Committee is primarily responsible for, among other things, the following:

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reviewing and approving our compensation programs and arrangements applicable to our executive officers (as defined in Rule I 6a-I (f) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), including all employment-related agreements or arrangements under which compensatory benefits are awarded or paid to, or earned or received by, our executive officers, including, without limitation, employment, severance, change of control and similar agreements or arrangements;

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determining the objectives of our executive officer compensation programs;

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ensuring corporate performance measures and goals regarding executive officer compensation are set and determining the extent to which they are achieved and any related compensation earned;

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establishing goals and objectives relevant to Chief Executive Officer compensation, evaluating Chief Executive Officer performance in light of such goals and objectives, and determining Chief Executive Officer compensation based on the evaluation;

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endeavoring to ensure that our executive compensation programs are effective in attracting and retaining key employees and reinforcing business strategies and objectives for enhancing stockholder value, monitoring the administration of incentive-compensation plans and equity-based incentive plans as in effect and as adopted from time to time by the Board;

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reviewing and approving any new equity compensation plan or any material change to an existing plan; and

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reviewing and approving any stock option award or any other type of award as may be required for complying with any tax, securities, or other regulatory requirement, or otherwise determined to be appropriate or desirable by the committee or Board.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of our Board is comprised of Dr. Gin, who serves as the committee chairman, Mr. Saxe, Dr. Underdown and Ms. Cunningham. Our Corporate Governance and Nominating Committee charter is available on our website at www.vistagen.com. Under its charter, the Corporate Governance and Nominating Committee is primarily responsible for, among other things, the following:

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monitoring the size and composition of the Board;

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making recommendations to the Board with respect to the nominations or elections of our directors;

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reviewing the adequacy of our corporate governance policies and procedures and our Code of Business Conduct and Ethics, and recommending any proposed changes to the Board for approval; and

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considering any requests for waivers from our Code of Business Conduct and Ethics and ensure that we disclose such waivers as may be required by the exchange on which we are listed, if any, and rules and regulations of the SEC.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board consists of Dr. Underdown, Mr. Saxe and Dr. Gin, each of whom is an independent, nonemployee director. None of the members of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Board Leadership Structure

The Board currently separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Our Chief Executive Officer, who is also a member of our Board, is responsible for setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for the Board meetings and presides over meetings of the Board. Although these roles are currently separate, the Board believes it should be able to freely select the Chairman of the Board based on criteria that it deems to be in the best interest of the Company and its stockholders, and therefore one person may, in the future, serve as both the Chief Executive Officer and Chairman of the Board.

Board Role in Risk Assessment

Management, in consultation with outside professionals, as applicable, identifies risks associated with the Company’s operations, strategies and financial statements. Risk assessment is also performed through periodic reports received by the Audit Committee from management, counsel and the Company’s independent registered public accountants relating to risk assessment and management. Audit Committee members meet privately in executive sessions with representatives of the Company’s independent registered public accountants. The Board also provides risk oversight through its periodic reviews of the financial and operational performance of the Company.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our employees, officers and directors.  Our Code of Business Conduct and Ethics is available on our website at www.vistagen.com.  We intend to disclose any future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of these provisions, on our website or in filings with the SEC under the Exchange Act.

Stockholder Communications

If you wish to communicate with the Board, you may send your communication in writing to:

VistaGen Therapeutics, Inc.
343 Allerton Avenue
South San Francisco, California 94080
Attn: Corporate Secretary

You must include your name and address in the written communication and indicate whether you are a stockholder of the Company. The Corporate Secretary will review any communication received from a stockholder, and all material and appropriate communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Disclosure Law Group, a Professional Corporation, San Diego, California (DLG). Partners of DLG beneficially own an aggregate of 74,487 registered and/or restricted shares of our common stock.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the report of OUM & Co. LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing. The 2019 and 2018 audited annual consolidated financial statements of VistaGen Therapeutics, Inc., as of and for the years ended March 31, 2019 and 2018, have been audited by OUM & Co. LLP, independent registered public accounting firm. The audit report dated June 25, 2019 for the 2019 audited annual consolidated financial statements includes an explanatory paragraph which states that certain circumstances raise substantial doubt about our ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith we file annual, quarterly, and other reports, proxy statements and other information with the Commission under the Exchange Act. Such reports, proxy statements and other information, including the Registration Statement, and exhibits and schedules thereto, are available to the public through the Commission’s website at www.sec.gov.

We make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the Commission.

We have filed with the Commission a registration statement under the Securities Act of 1933, as amended, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the Commission at the address listed above, or for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Information by Reference” are also available on our website, www.vistagen.com/sec-filings.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

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our Annual Report on Form 10-K for the year ended March 31, 2019, filed on June 25, 2019;

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our Quarterly Report on Form 10-Q for the period ended June 30, 2019, filed on August 13, 2019;

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our Quarterly Report on Form 10-Q for the period ended September 30, 2019, filed on November 7, 2019;

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our Quarterly Report on Form 10-Q for the period ended December 31, 2019, filed on February 13, 2020;

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our Current Report on Form 8-K, filed on April 4, 2019;

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our Current Report on Form 8-K, filed on May 2, 2019;

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our Current Report on Form 8-K, filed on June 21, 2019;

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our Current Report on Form 8-K, filed on July 23, 2019;

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our Current Report on Form 8-K, filed on August 16, 2019;

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our Current Report on Form 8-K, filed on August 23, 2019;

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our Current Report on Form 8-K, filed on September 6, 2019;

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our Current Report on Form 8-K, filed on September 25, 2019;

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our Current Report on Form 8-K, filed on October 9, 2019;

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our Current Report on Form 8-K, filed on October 30, 2019;

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our Current Report on Form 8-K, filed on November 8, 2019;

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our Current Report on Form 8-K, filed on December 12, 2019;

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our Current Report on Form 8-K, filed on December 27, 2019;

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our Current Report on Form 8-K, filed on January 27, 2020;

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our Current Report on Form 8-K, filed on January 31, 2020;

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our Current Report on Form 8-K, filed on February 13, 2020;

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our Current Report on Form 8-K, filed on February 21, 2020;

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our Current Report on Form 8-K, filed on March 26, 2020;

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our Current Report on Form 8-K, filed on April 3, 2020;

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our Current Report on Form 8-K, filed on April 27, 2020; and

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The description of our common stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the Securities Act) on May 3, 2016, including any amendment or report filed with the SEC for the purpose of updating this description.

 We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing to or calling us at:

VistaGen Therapeutics, Inc.
343 Allerton Avenue
South San Francisco, California 94080
(650) 577-3600

This prospectus is part of a registration statement we filed with the SEC. You should only rely on the information or representations contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide information other than that provided in this prospectus. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

13,082,707 Shares
Common Stock

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

                        May 13, 2020